SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 21, 2002


                        PINNACLE WEST CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


           Arizona                      1-8962                  86-0512431
(State or other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)         Identification Number)


         400 NORTH FIFTH STREET, P.O. BOX 53999, PHOENIX, ARIZONA 85004
               (Address of principal executive offices) (Zip Code)


                                 (602) 250-1000
              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     This Current Report on Form 8-K is limited to the reclassification of financial statements of Pinnacle West Capital Corporation (the "Company" or "Pinnacle West") to reflect certain reclassifications of revenue from electricity trading activities to a net basis of reporting and the impacts of the reclassifications on Management's Discussion and Analysis of Financial Condition and Results of Operations, Consolidated Financial Statements and Notes to Consolidated Financial Statements, and the Selected Consolidated Data as originally reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. NO ATTEMPT HAS BEEN MADE IN THIS REPORT TO MODIFY OR UPDATE OTHER DISCLOSURES EXCEPT AS REQUIRED TO REFLECT THE EFFECTS OF THE RECLASSIFICATIONS DESCRIBED BELOW.

     As previously disclosed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, prior to the third quarter of 2002, we recorded and reported upon settlement, sales under electricity trading contracts as revenues and purchased power costs. Effective July 1, 2002, we reclassified revenues from such electricity trading activity to a net basis of reporting which resulted in a substantial reduction in both revenues and purchased power and fuel expense but did not have any impact on our financial condition, results of operations or cash flows. In addition, we have presented in our consolidated income statements our operating revenues and purchased power and fuel separately for our electric retail and marketing and trading segments. We also have presented our other income and expense items on a gross basis in our consolidated income statements. Our third quarter Form 10-Q, previously filed with the Securities and Exchange Commission, reflects such reclassifications. This Form 8-K Report provides updated information to substantially conform such filing to the presentation reported in our third quarter Form 10-Q. Accordingly, this report provides additional information previously reported in our Form 10-K in Item 6. Selected Consolidated Data, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data, and Item 14. Exhibits, Financial Statements, Financial Statement Schedules and Reports on Form 8-K to reflect the aforementioned reclassifications.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

GLOSSARY ...................................................................  3

     Selected Consolidated Data.............................................  5
     Management's Discussion and Analysis of Financial Condition
       and Results of Operations............................................ 10
     Quantitative and Qualitative Disclosures about Market Risk............. 36
     Financial Statements and Supplementary Data............................ 37

                                    GLOSSARY

ACC - Arizona Corporation Commission

ACC Staff - Staff of the Arizona Corporation Commission

ALJ - Administrative Law Judge

ANPP - Arizona Nuclear Power Project, also known as Palo Verde

APS - Arizona Public Service Company, a subsidiary of the Company

APSES - APS Energy Services Company, Inc., a subsidiary of the Company

CC&N - Certificate of Convenience and Necessity

Cholla - Cholla Power Plant

Citizens - Citizens Communications Company

Company - Pinnacle West Capital Corporation

DOE - United States Department of Energy

EITF - Emerging Issues Task Force

El Dorado - El Dorado Investment Company, a subsidiary of the Company

ERMC - Energy Risk Management Committee

FASB - Financial Accounting Standards Board

FERC - United States Federal Energy Regulatory Commission

Four Corners - Four Corners Power Plant

GAAP - generally accepted accounting principles in the United States of America

ISO - California Independent System Operator

ITC - investment tax credit

KW - kilowatt, one thousand watts

KWh - kilowatt-hour, one thousand watts per hour

MW - megawatt, one million watts

MWh - megawatt-hours, one million watts per hour

1999 Settlement Agreement - Settlement Agreement among APS and other parties related to the implementation of retail electric competition in Arizona

NRC - United States Nuclear Regulatory Commission

Nuclear Waste Act - Nuclear Waste Policy Act of 1982, as amended

Palo Verde - Palo Verde Nuclear Generating Station

PG&E - PG&E Corp.

Pinnacle West Energy - Pinnacle West Energy Corporation, a subsidiary of the Company

PPA - purchase power agreement

PX - California Power Exchange

RTO - regional transmission organization

Rules - ACC retail electric competition rules

Salt River Project - Salt River Project Agricultural Improvement and Power District

SCE - Southern California Edison

SFAS - Statement of Financial Accounting Standards

SNWA - Southern Nevada Water Authority

SunCor - SunCor Development Company, a subsidiary of the Company

T&D - transmission and distribution

                           SELECTED CONSOLIDATED DATA

                                           2001           2000           1999           1998           1997
                                       ------------   ------------   ------------   ------------   ------------
                                                   (dollars in thousands, except per share amounts)
OPERATING RESULTS
Operating revenues
  Electric retail segment              $  2,562,089   $  2,538,752   $  1,915,108   $  1,741,148   $  1,711,134
  Marketing and trading segment (a)         651,230        418,532        154,125        180,145        167,419
  Real estate                               168,908        158,365        130,169        124,188        116,473
  Other revenues                             11,771          3,873            439             --             --
Income from continuing operations      $    327,367   $    302,332   $    269,772   $    242,892   $    235,856
Discontinued operations (b)                      --             --         38,000             --             --
Extraordinary charge - net of
  income taxes (c)                               --             --       (139,885)            --             --

Cumulative effect of change in                   --             --             --             --             --
accounting-net of income taxes (d)          (15,201)            --             --             --             --
                                       ------------   ------------   ------------   ------------   ------------
  Net income                           $    312,166   $    302,332   $    167,887   $    242,892   $    235,856
                                       ============   ============   ============   ============   ============

COMMON STOCK DATA
Book value per share - year-end        $      29.46   $      28.09   $      26.00   $      25.50   $      23.90
Earnings (loss) per weighted average
common share outstanding
  Continuing operations - basic        $       3.86   $       3.57   $       3.18   $       2.87   $       2.76
  Discontinued operations                        --             --           0.45             --             --
  Extraordinary charge                           --             --          (1.65)            --             --
  Cumulative effect of change
    in accounting                             (0.18)            --             --             --             --
                                       ------------   ------------   ------------   ------------   ------------
  Net income - basic                   $       3.68   $       3.57   $       1.98   $       2.87   $       2.76
                                       ============   ============   ============   ============   ============
  Continuing operations - diluted      $       3.85   $       3.56   $       3.17   $       2.85   $       2.74
  Net income - diluted                 $       3.68   $       3.56   $       1.97   $       2.85   $       2.74
Dividends declared per share           $      1.525   $      1.425   $      1.325   $      1.225   $      1.125
Indicated annual dividend rate
  per share - year-end                 $       1.60   $       1.50   $       1.40   $       1.30   $       1.20
Weighted-average common shares
  outstanding - basic                    84,717,649     84,732,544     84,717,135     84,774,218     85,502,909
Weighted-average common shares
  outstanding - diluted                  84,930,140     84,935,282     85,008,527     85,345,946     86,022,709

BALANCE SHEET DATA
Total assets                           $  7,981,748   $  7,162,985   $  6,608,506   $  6,824,546   $  6,850,417
                                       ============   ============   ============   ============   ============
Liabilities and equity:
Long-term debt less current
  maturities                           $  2,673,078   $  1,955,083   $  2,206,052   $  2,048,961   $  2,244,248
Other liabilities                         2,809,347      2,825,188      2,196,721      2,516,993      2,407,572
                                       ------------   ------------   ------------   ------------   ------------
  Total liabilities                       5,482,425      4,780,271      4,402,773      4,565,954      4,651,820
Minority interests
  Non-redeemable preferred
    stock of APS                                 --             --             --         85,840        142,051
  Redeemable preferred stock of APS              --             --             --          9,401         29,110
Common stock equity                       2,499,323      2,382,714      2,205,733      2,163,351      2,027,436
                                       ------------   ------------   ------------   ------------   ------------
Total liabilities and equity           $  7,981,748   $  7,162,985   $  6,608,506   $  6,824,546   $  6,850,417
                                       ============   ============   ============   ============   ============

(a) Amounts related to energy trading activities have been reclassified to a net basis. See Note 19.
(b) Tax benefit stemming from the resolution of income tax matters related to a former subsidiary MeraBank, A Federal Savings Bank. See Note 4.
(c)  Charges associated with a regulatory disallowance. See Note 3.
(d)  Change in accounting standards related to derivatives. See Note 17.

                                           2001           2000           1999           1998           1997
                                       ------------   ------------   ------------   ------------   ------------
                                                                (dollars in thousands)
ELECTRIC RETAIL AND
MARKETING AND TRADING
SEGMENTS' REVENUES
Retail
  Residential                          $    914,711   $    880,468   $    805,173   $    766,378   $    746,937
  Business                                  952,627        935,214        911,449        889,244        873,232
                                       ------------   ------------   ------------   ------------   ------------
Total retail                              1,867,338      1,815,682      1,716,622      1,655,622      1,620,169
                                       ------------   ------------   ------------   ------------   ------------
Wholesale revenue on
    delivered electricity:
  Traditional contracts                      73,305        120,618         60,486         58,184         63,027
  Retail load hedge management (a)          577,784        560,493        108,153             --             --
  Marketing and trading -
    delivered:
  Generation other than
    native load (a)                         148,316        115,476         29,551             --             --
  Realized margin on electricity
    trading (b)                              62,067         55,910          8,565          2,157             --
  Other delivered electricity
    (a)                                     328,972        244,183        112,551        170,796        163,801
                                       ------------   ------------   ------------   ------------   ------------
  Total delivered marketing
    and trading                             539,355        415,569        150,667        172,953        163,801
                                       ------------   ------------   ------------   ------------   ------------
  Total delivered wholesale
    electricity                           1,190,444      1,096,680        319,306        231,137        226,828
                                       ------------   ------------   ------------   ------------   ------------
Other marketing and trading:
  Realized margins on delivered
    commodities other than
    electricity                             (13,646)        (8,789)         2,483          7,192          3,618
  Prior period mark-to-market
    (gains) losses on
    contracts delivered
    during current period                    (1,059)        (2,079)            --             --             --
  Change in mark-to-market for
    future period deliveries                126,580         13,831            975             --             --
                                       ------------   ------------   ------------   ------------   ------------
  Total other marketing and
    trading                                 111,875          2,963          3,458          7,192          3,618
                                       ------------   ------------   ------------   ------------   ------------
  Transmission for others                    25,971         14,765         11,348         11,058         10,295
  Other miscellaneous services               17,691         27,194         18,499         16,284         17,643
                                       ------------   ------------   ------------   ------------   ------------
Total electric retail and
  marketing and trading
  segments' revenues                   $  3,213,319   $  2,957,284   $  2,069,233   $  1,921,293   $  1,878,553
                                       ============   ============   ============   ============   ============

(a) The break-out of retail load hedge management and generation other than native load is not available for 1997 through 1998.
(b) Amounts related to trading related activities have been reclassified to a net basis. See Note 19.

                                           2001           2000           1999           1998           1997
                                       ------------   ------------   ------------   ------------   ------------
ELECTRIC SALES (MWH)
Retail:
  Residential                            10,334,860      9,780,680      8,774,822      8,310,689      7,970,309
  Business                               13,064,152     12,753,844     12,299,748     12,152,394     11,846,618
                                       ------------   ------------   ------------   ------------   ------------
  Total retail                           23,399,012     22,534,524     21,074,570     20,463,083     19,816,927
                                       ------------   ------------   ------------   ------------   ------------
Wholesale electricity delivered:
  Traditional contracts                   1,213,704      1,610,032      1,421,522      1,410,392      1,486,439
  Retail load hedge management (a)        3,039,905      6,673,658        630,945             --             --
  Marketing and trading -
    delivered:
  Generation other than
    native load (a)                       1,387,860      1,494,299      1,267,349             --             --
  Electricity trading                    12,031,055      9,259,054      5,679,023        846,864             --
  Other delivered electricity (a)         2,581,942      2,960,314      6,694,995      8,060,135      7,747,134
                                       ------------   ------------   ------------   ------------   ------------
  Total delivered marketing
    and trading                          16,000,857     13,713,667     13,641,367      8,906,999      7,747,134
                                       ------------   ------------   ------------   ------------   ------------
  Total delivered wholesale
    electricity                          20,254,466     21,997,357     15,693,834     10,317,391      9,233,573
                                       ------------   ------------   ------------   ------------   ------------
Total electric sales                     43,653,478     44,531,881     36,768,404     30,780,474     29,050,500
                                       ============   ============   ============   ============   ============

ELECTRIC CUSTOMERS -
  AVERAGE
Retail:
  Residential                               776,339        749,285        719,774        689,871        663,493
  Business                                   98,198         94,128         90,496         87,831         84,576
                                       ------------   ------------   ------------   ------------   ------------
  Total retail                              874,537        843,413        810,270        777,702        748,069
Wholesale                                        66             67             69             60             59
                                       ------------   ------------   ------------   ------------   ------------
Total customers                             874,603        843,480        810,339        777,762        748,128
                                       ============   ============   ============   ============   ============

(a) The break-out of retail load hedge management and generation other than native load is not available for 1997 through 1998.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of certain information in the tables above.

QUARTERLY STOCK PRICES AND DIVIDENDS PER SHARE
STOCK SYMBOL: PNW

                                                                       Dividends
                                                                          Per
    2001                                High        Low       Close      Share
    ----                               -------    -------    -------    -------
1st Quarter                            $ 47.96    $ 39.06    $ 45.87    $ 0.375
2nd Quarter                              50.70      45.20      47.40      0.375
3rd Quarter                              49.93      37.65      39.70      0.375
4th Quarter                              43.50      38.00      41.85      0.400

                                                                       Dividends
                                                                          Per
    2000                                High        Low       Close      Share
    ----                               -------    -------    -------    -------
1st Quarter                            $ 32.31    $ 26.25    $ 28.19    $ 0.350
2nd Quarter                              35.88      27.88      33.88      0.350
3rd Quarter                              51.31      33.81      50.89      0.350
4th Quarter                              52.22      40.89      47.63      0.375

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  INTRODUCTION

     In this section, we explain the results of operations, general financial condition, and outlook for Pinnacle West Capital Corporation and our subsidiaries: Arizona Public Service Company (APS), Pinnacle West Energy Corporation (Pinnacle West Energy), APS Energy Services Company, Inc. (APSES), SunCor Development Company (SunCor), and El Dorado Investment Company (El Dorado), including:

     *    the changes in our earnings from 2000 to 2001 and from 1999 to 2000;

     *    our capital needs, liquidity and capital resources;

     *    our marketing and trading activities;

     *    our financial outlook;

     *    our critical accounting policies;

     *    major factors that affect our financial outlook; and

     *    our management of market risks.

                            OVERVIEW OF OUR BUSINESS

     Pinnacle West owns all of the outstanding common stock of APS. APS is Arizona's largest electric utility and provides either retail or wholesale electric service to substantially all of the state, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. APS also generates and, through our marketing and trading division, sells and delivers electricity to wholesale customers in the western United States.

     Our other major subsidiaries are:

     * Pinnacle West Energy, through which we conduct our unregulated electricity generation operations;

     * APSES, which provides commodity energy and energy-related products to key customers in competitive markets in the western United States;

     * SunCor, a developer of residential, commercial, and industrial real estate projects in Arizona, New Mexico, and Utah; and

     *    El Dorado, an investment firm.

     Pinnacle West's marketing and trading division sells in the wholesale market APS and Pinnacle West Energy generation production output that is not needed for APS' native load, which includes loads for retail customers and traditional cost-of-service wholesale customers. Subject to specified risk parameters established by our Board of Directors, the marketing and trading division also engages in activities to hedge purchases and sales of electricity, fuels, and emissions allowance and credits and to profit from market price movements. We explain in detail below the historical and prospective contribution of marketing and trading activities to our financial results.

     APS is required to transfer its competitive electric assets and services to one or more corporate affiliates no later than December 31, 2002. Consistent with that requirement, APS has been addressing the legal and regulatory requirements necessary to complete the transfer of its generation assets to Pinnacle West Energy before that date. As we discuss in greater detail below under "Business Outlook - Other Factors Affecting Our Financial Outlook," recent Arizona regulatory developments have raised uncertainty about the status and pace of retail electric competition in Arizona, including APS' transfer of generation assets to Pinnacle West Energy.

                                BUSINESS SEGMENTS

     We have two principal business segments (determined by products, services and regulatory environment), which consist of regulated retail electricity business and related activities (electric retail business segment) and competitive business activities (marketing and trading segment). Our electric retail business segment currently includes activities related to electricity transmission and distribution, as well as electricity generation. Our marketing and trading segment currently includes activities related to wholesale marketing and trading and APSES' competitive energy services.

     These reportable segments reflect a change in the reporting of our segment information. Before the fourth quarter of 2001, we had two segments (generation and delivery). The "generation segment" information combined our marketing and trading activities with our generation of electricity activities. The "delivery segment" included transmission and distribution activities.

     In the fourth quarter, APS filed with the ACC a request for a proposed rule variance and approval of a purchase power agreement (see Note 3) that inherently views our business in the new reportable segments described as presented herein. Internal management reporting has been changed to reflect this alignment. See "Business Segments" in Note 16 for more information about our business segments.

     The following is a summary of net income by business segment for 2001, 2000, and 1999 (dollars in millions):

                                                       2001      2000     1999
                                                      ------    ------   ------
Electric retail                                       $  152    $  225   $  246
Marketing and trading                                    172        63        5
Other                                                      3        14       19
                                                      ------    ------   ------
Income from continuing operations                        327       302      270
Income tax benefit from discontinued operations           --        --       38
Extraordinary charge - net of income taxes                --        --     (140)
Cumulative effect of change in accounting -
  net of income taxes                                    (15)       --       --
                                                      ------    ------   ------
  Net income                                          $  312    $  302   $  168
                                                      ======    ======   ======

     Throughout this section, we refer to specific "Notes" in the Notes to Consolidated Financial Statements. These Notes add further details to the discussion.

                              RESULTS OF OPERATIONS

     The following is a summary of our net income by legal entity for 2001, 2000 and 1999 (dollars in millions):

                                                      2001      2000      1999
                                                     ------    ------    ------
APS                                                  $  281    $  307    $  267
Pinnacle West Energy                                     18        (2)       --
APSES                                                   (10)      (13)       (9)
SunCor                                                    3        11         6
El Dorado                                                --         2        11
Parent company (a)                                       35        (3)       (5)
                                                     ------    ------    ------
  Income from continuing operations                     327       302       270

Income tax benefit from discontinued operations          --        --        38
Extraordinary charge - net of income taxes               --        --      (140)
Cumulative effect of change in accounting - net of
  income taxes                                          (15)       --        --
                                                     ------    ------    ------
  Net income                                         $  312    $  302    $  168
                                                     ======    ======    ======

(a) The 2001 amount primarily includes marketing and trading activities. APS also includes some marketing and trading activities. (See Note 16 for further discussion of our business segments.)

     2001 COMPARED WITH 2000

     Our consolidated net income for the year ended December 31, 2001 was $312 million compared with $302 million for the year ended December 31, 2000. In 2001, we recognized a $15 million after-tax loss in net income as a cumulative effect of a change in accounting for derivatives. See Note 17 for further discussion on accounting for derivatives.

     Income from continuing operations for the year ended December 31, 2001 was $327 million compared with $302 million for the year ended December 31, 2000. The year-to-year comparison benefited from strong marketing and trading results, including significant benefits in the 2001 third quarter from structured trading activities, and retail customer growth. These factors were partially offset by higher purchased power and fuel costs, due in part to increased power plant maintenance; generation reliability measures; continuing retail electricity price decreases; and a charge related to Enron and its affiliates. The major factors that increased (decreased) income from continuing operations were as follows (dollars in millions):

                                                                                 Increase
                                                                                (Decrease)
                                                                                ----------
Increases (decreases) in marketing and trading and electric retail segments'
revenues, net of purchased power and fuel expense due to:
  Marketing and trading activities:
    Increase from generation sales other than native load due to higher
      market prices                                                             $       25
    Increase in other realized marketing and trading in current period
      primarily due to more transactions                                                45
    Change in prior period mark-to-market value for losses transferred to
      realized margin in current period                                                 16 (a)
    Change in prior period mark-to-market value related to
      trading with Enron and its affiliates                                             (8)(b)
    Increase in mark-to-market value related to future periods                         113 (a)
                                                                                ----------
  Net increase in marketing and trading                                                191
  Higher replacement power costs for plant outages related to higher market
    prices                                                                             (70)
  Retail price reductions (see Note 3)                                                 (27)
  Charges related to purchased power contracts with Enron and its affiliates           (13)(b)
  Higher retail sales primarily related to customer growth                              35
  Miscellaneous revenues                                                                 3
                                                                                ----------
Total increase in marketing and trading and electric retail segments'
  revenues, net of purchased power and fuel expense                                    119
Decrease in real estate contributions                                                   (8)
Higher operations and maintenance expense related to 2001 generation
  reliability program                                                                  (42)
Higher operations and maintenance expense related primarily to employee
  benefits, plant outage and maintenance; and other costs                              (38)
Lower net interest expense primarily due to higher capitalized interest                 17
Higher other net expense                                                                (4)
                                                                                ----------
  Net increase in income from continuing operations before income taxes                 44
Higher income taxes primarily due to higher income                                     (19)
                                                                                ----------
  Net increase in income from continuing operations                             $       25
                                                                                ==========

(a) Essentially all of our marketing and trading activities are structured activities. This means our portfolio of forward sales positions is hedged with a portfolio of forward purchases that protects the economic value of the sales transactions.
(b) We recorded charges totaling $21 million before income taxes for exposure to Enron and its affiliates in the fourth quarter of 2001.

     Marketing and trading and electric retail segments' revenues increased approximately $256 million because of:

*    changes in marketing and trading revenues ($233 million, net increase):
     - increased revenues related to generation sales other than native load as a result of higher average market prices ($32 million);
     - increased realized revenues related to other marketing and trading in current period primarily due to more transactions ($87 million);
     - decreased prior period mark-to-market value related to trading with Enron and its affiliates ($8 million);
     - increased prior period mark-to-market value for losses transferred to realized margin in current period ($9 million);
     - increased mark-to-market value for future periods primarily as a result of more forward sales volumes ($113 million);
* decreased revenues related to other wholesale sales and miscellaneous revenues as a result of sales volumes ($28 million);
* increased retail revenues primarily related to higher sales volumes primarily due to customer growth ($78 million); and
* decreased retail revenues related to reductions in retail electricity prices ($27 million).

     Purchased power and fuel expenses increased approximately $137 million primarily because of:

* changes in marketing and trading purchased power and fuel costs ($42 million, net increase) due to:
     - increased fuel costs related to generation sales other than native load as a result of higher fuel prices ($7 million);
     - increased fuel and purchased power costs related to other realized marketing activities in the current period primarily due to more transactions ($42 million);
     - decreased mark-to-market fuel costs related to accounting for derivatives ($7 million) (see Note 17);
* decreased costs related to other wholesale sales as a result of lower volumes ($31 million);
* higher replacement power costs primarily due to higher market prices and increased plant outages ($70 million), including costs of $12 million related to a Palo Verde outage extension to replace fuel control element assemblies;
* higher costs related to retail sales volumes due to customer growth ($43 million); and
* charges related to purchased power contracts with Enron and its affiliates ($13 million).

     The decrease in real estate profits of $8 million resulted primarily from decreases in sales of land and homes by SunCor.

     The increase in operations and maintenance expenses of $80 million primarily related to the 2001 generation summer reliability program (the addition of generating capability to enhance reliability for the summer of 2001 ($42 million)) and increased employee benefit costs, plant outage and maintenance, and other costs ($38 million). The comparison reflects Pinnacle West's $10 million provision for our credit exposure related to the California energy situation, $5 million of which was recorded in the fourth quarter of 2000 and $5 million of which was recorded in the first quarter of 2001.

     Net other expense increased $4 million primarily because of a change in the market value of El Dorado's investment in a technology-related venture capital partnership in 2000 (see Note 1) and other nonoperating costs partially offset by an insurance recovery of environmental remediation costs.

     Interest expense decreased by $17 million primarily because of increased capitalized interest resulting from our generation expansion plan partially offset with higher interest expense due to higher debt balances.

     2000 COMPARED WITH 1999

     Our consolidated net income for the year ended December 31, 2000 was $302 million compared with $168 million for the year ended December 31, 1999. Our 2000 net income increased $134 million over 1999 primarily because of a $140 million after-tax extraordinary charge that we recorded in 1999. This charge reflected a regulatory disallowance resulting from an ACC-approved Settlement Agreement related to the implementation of retail electric competition. The resulting increase in our 2000 net income was partially offset by the absence of a $38 million income tax benefit from discontinued operations that we also recorded in 1999. See "Regulatory Agreements" below and Notes 1 and 3 for additional information about the 1999 Settlement Agreement and the resulting regulatory disallowance. See Note 4 for additional information about the income tax benefit from discontinued operations.

     Income from continuing operations for the year ended December 31, 2000 was $302 million compared with $270 million for the year ended December 31, 1999. The year-to-year comparison benefited from strong wholesale and retail electric sales and real estate profits. These positive factors more than offset decreases resulting from the completion of ITC amortization in 1999, reductions in retail electricity prices, lower earnings from El Dorado, and miscellaneous factors. See "Regulatory Agreements" below and Note 3 for information on the price reductions. See "Regulatory Agreements" below and Note 4 for additional information about ITC amortization. The major factors that increased (decreased) income from continuing operations were as follows (dollars in millions):

                                                                                 Increase
                                                                                (Decrease)
                                                                                ----------
Increases (decreases) in marketing and trading and electric retail segments'
revenues, net of purchased power and fuel expense due to:
  Marketing and trading activities:
    Increase from generation sales other than native load due to higher
      market prices                                                             $       47
    Increase in other realized marketing and trading in current period
      primarily due to more transactions                                                51
    Change in prior period mark-to-market value for gains transferred to
      realized margin in current period                                                 (2)(a)
    Increase in mark-to-market value related to future periods                          13 (a)
                                                                                ----------
      Net increase in marketing and trading                                            109
  Retail price reductions (see Note 3)                                                 (28)
  Higher retail sales primarily related to customer growth                               9
  Miscellaneous revenues                                                                10
                                                                                ----------
Total increase in marketing and trading and electric retail segments'
  revenues, net of purchased power and fuel expense                                    100
Increase in real estate contributions                                                   13
Higher operations and maintenance expense related primarily to customer
  growth substantially offset by $20 million of other items recorded in 1999            (4)
Higher other net expense primarily related to El Dorado                                (14)
Higher depreciation and amortization expense                                           (11)
Miscellaneous items, net                                                                 1
                                                                                ----------
  Net increase in income from continuing operations before income taxes                 85
Higher income taxes due to higher income in 2000 and higher ITC amortization
  in 1999                                                                              (53)
                                                                                ----------
  Net increase in income from continuing operations                             $       32
                                                                                ==========

(a) Essentially all of our marketing and trading activities are structured activities. This means our portfolio of forward sales positions is hedged with a portfolio of forward purchases that protects the economic value of the sales transactions.

     Marketing and trading and electric retail segments' revenues increased approximately $888 million because of:

*    changes in marketing and trading revenues ($264 million, net increase):
     - increased revenues related to generation sales other than native load as a result of higher market prices ($86 million);
     - increased realized revenues related to other marketing and trading in current period primarily due to more transactions and higher market prices ($167 million);
     - decreased prior period mark-to-market value for gains transferred to realized margin in current period ($2 million);
     - increased mark-to-market value for future periods primarily as a result of more forward sales volumes ($13 million);

* increased revenues related to increased volumes and higher market prices for other wholesale sales resulting from retail load hedging activities and miscellaneous revenues ($523 million);
* increased retail revenues primarily related to higher sales volumes due to customer growth ($129 million); and
* decreased retail revenues related to reductions in retail electricity prices ($28 million).

     Purchased power and fuel expenses increased approximately $788 million primarily due to:

* changes in marketing and trading purchased power and fuel costs ($155 million, increase) due to:
     - increased fuel costs related to generation sales other than native load as a result of higher fuel prices ($39 million);
     - increased fuel and purchased power costs related to other realized marketing activities in the current period primarily due to more transactions ($116 million);
* increased costs related to increased volumes and higher market prices for wholesale sales resulting from retail hedging activities ($513 million); and
* higher costs related to retail sales volumes due to customer growth and increased fuel and purchased power prices ($120 million).

     The increase in real estate profits of $13 million resulted primarily from increases in sales of land and homes by SunCor.

     The increase in operations and maintenance expenses of $4 million primarily related to customer growth was substantially offset by $20 million of other items recorded in 1999.

     The increase in depreciation and amortization of $11 million primarily related to higher plant in service balances offset by lower regulatory asset amortization.

     Net other expense decreased $14 million primarily because of changes in 2000 in the market value of El Dorado's investment in a technology-related venture capital partnership. See Note 1 for additional information about the valuation of El Dorado's investments.

     REGULATORY AGREEMENTS

     Regulatory agreements approved by the ACC affect the results of APS' operations. The following discussion focuses on three agreements approved by the ACC, each of which included retail electricity price reductions:

     * The 1999 Settlement Agreement to implement retail electric competition;

     * A 1996 agreement that accelerated the amortization of APS' regulatory assets; and

     *    A 1994 settlement that accelerated the amortization of APS' deferred
          ITCs.

     1999 SETTLEMENT AGREEMENT

     As part of the 1999 Settlement Agreement, APS agreed to reduce retail electricity prices for standard-offer, full-service customers with loads less than three megawatts in a series of annual decreases of 1.5% on July 1, 1999 through July 1, 2003, for a total of 7.5%. The first reduction of approximately $24 million ($14 million after income taxes) included the July 1, 1999 retail price decrease required by the 1996 regulatory agreement (see below). For customers having loads three megawatts or greater, standard-offer rates will be reduced in annual increments that total 5% in the years 1999 through 2002.

     The 1999 Settlement Agreement also removed, as a regulatory disallowance, $234 million before income taxes ($183 million net present value) from ongoing regulatory cash flows. APS recorded this regulatory disallowance as a net reduction of regulatory assets and reported it as a $140 million after-tax extraordinary charge on the 1999 income statement.

     Under the 1996 regulatory agreement, APS was recovering substantially all of its regulatory assets through accelerated amortization over an eight-year period that would have ended June 30, 2004. For more details, see Note 1. The regulatory assets to be recovered under the 1999 Settlement Agreement are currently being amortized as follows (dollars in millions):

                                                         1/1 - 6/30
     1999       2000       2001       2002       2003       2004      Total
     ----       ----       ----       ----       ----       ----      -----
     $164       $158       $145       $115       $86        $18       $686

     See Note 3 and "Business Outlook - Electric Competition (Retail)" below for additional information regarding the 1999 Settlement Agreement.

     1996 REGULATORY AGREEMENT

     As part of the 1996 regulatory agreement, APS reduced its retail electricity prices by 3.4% effective July 1, 1996. This reduction decreased electric revenue by about $49 million annually ($29 million after income taxes). APS also agreed to share future cost savings with its customers during the term of this agreement, which resulted in the following additional retail price reductions:

     * $18 million annually ($11 million after income taxes), or 1.2%, effective July 1, 1997;

     * $17 million annually ($10 million after income taxes), or 1.1%, effective July 1, 1998; and

     * $11 million annually ($7 million after income taxes), or 0.7%, effective July 1, 1999 (as noted above, this reduction was included in the July 1, 1999 price reduction under the 1999 Settlement Agreement).

     1994 RATE SETTLEMENT

     As part of a 1994 rate settlement, APS accelerated amortization of substantially all of its ITCs over a five-year period that ended on December 31, 1999. The amortization of ITCs decreased annual consolidated income tax expense by about $24 million. Beginning in 2000, no further benefits were reflected in income tax expense related to the acceleration of the ITCs (see Note 4).

                         LIQUIDITY AND CAPITAL RESOURCES

CAPITAL NEEDS AND RESOURCES

     CAPITAL EXPENDITURE REQUIREMENTS

     The following table summarizes the actual capital expenditures for the year ended December 31, 2001 and estimated capital expenditures for the next three years.

                              CAPITAL EXPENDITURES
                              (dollars in millions)

                                     (actual)            (estimated)
                                     --------    ----------------------------
                                       2001       2002       2003       2004
                                      ------     ------     ------     ------
APS
  Delivery                            $  354     $  349     $  271     $  280
  Existing generation (a)                117        149         --         --
                                      ------     ------     ------     ------
    Subtotal                             471        498        271        280
                                      ------     ------     ------     ------
Pinnacle West Energy (b)
  Generation expansion                   533        411        255        113(e)
  Existing generation (a)                 --         --        107         99
                                      ------     ------     ------     ------
    Subtotal                             533        411        362        212
                                      ------     ------     ------     ------
SunCor (c)                                80         79         48         52
Other (d)                                 45         35         15         16
                                      ------     ------     ------     ------
Total                                 $1,129     $1,023     $  696     $  560
                                      ======     ======     ======     ======

(a) Pursuant to the 1999 Settlement Agreement, APS is required to transfer its competitive electric assets and services no later than December 31, 2002.
(b) See Note 10 for further discussion of Pinnacle West Energy's generation expansion program and "Capital Resources and Cash Requirements - Pinnacle West Energy" below.
(c) Consists primarily of capital expenditures for land development and retail and office building construction reflected in the "Increase in real estate investments" in the consolidated statements of cash flows.
(d)  Primarily Pinnacle West and APSES.
(e) This amount does not include an expected reimbursement by Southern Nevada Water Authority (SNWA) of $100 million of these costs in 2004 in exchange for SNWA's purchase of a 25% interest in the Silverhawk project at that time.

     APS and the other Palo Verde participants are currently considering issues related to replacement of the steam generators in Units 1 and 3. Although a final determination of whether Units 1 and 3 will require steam generator replacement to operate over their current full licensed lives has not yet been made, APS and the other participants have approved an expenditure in 2002 to procure long lead-time materials for fabrication of a spare set of steam generators for either Unit 1 or 3. APS' portion of this expenditure is approximately $7 million and is included in the estimated expenditures above. This action will provide the Palo Verde participants an option to replace the steam generators at either Unit 1 or 3 as early as fall 2005 should they ultimately choose to do so. If the participants decide to proceed with steam generator replacement at both Units 1 and 3, APS has estimated that its portion of the fabrication and installation costs and associated power uprate modifications would be approximately $130 million over the next seven years, which would be funded with internally-generated cash or external financings.

     Existing generation capital expenditures are comprised of multiple improvements for our existing fossil and nuclear plants. Examples of the types of projects included in this category are additions, upgrades and capital replacements of various power plant equipment such as turbines, boilers, and environmental equipment. The increase in this category in 2002 is due primarily to Four Corners and various gas-fired units. The increased work on equipment is due to higher use of the units and also a stack replacement project for Four Corners Units 1 and 2. The existing generation also contains nuclear fuel expenditures of approximately $30 million annually in 2002, 2003, and 2004.

     Delivery capital expenditures are comprised of transmission and distribution (T&D) infrastructure additions and upgrades, capital replacements, new customer construction, and related information systems and facility costs. Examples of the types of projects included in the forecast include T&D lines and substations, line extensions to new residential and commercial developments, and upgrades to customer information systems. In addition, we began several major transmission projects in 2001. These projects are periodic in nature and are driven by strong regional customer growth. We expect to spend about $150 million on major transmission projects during the 2002-2004 time frame.

     CAPITAL RESOURCES AND CASH REQUIREMENTS

     The following table summarizes cash commitments for the year ended December 31, 2001 and estimated commitments for the next three years (dollars in millions):

                                           (actual)          (estimated)
                                           --------   --------------------------
                                             2001      2002      2003      2004
                                            ------    ------    ------    ------
Long-term debt payments (see Note 6)
  APS                                       $  384    $  247    $   --    $  205
  Pinnacle West                                213        --       276       216
  SunCor                                        24        --        42        86
                                            ------    ------    ------    ------
Total long-term debt payments                  621       247       318       507
Operating leases payments (see Note 8)          67        68        66        65
Fuel and purchase power commitments
  (see Note 10)                                374       270       124        80
                                            ------    ------    ------    ------
Total cash commitments                      $1,062    $  585    $  508    $  652
                                            ======    ======    ======    ======

     Pinnacle West had available lines of credit in the amount of $250 million at December 31, 2001. APS had lines of credit available in the amount of $250 million at December 31, 2001. There was no outstanding balance on either the Pinnacle West or APS lines of credit at December 31, 2001. Pinnacle West and APS project that these lines of credit will be available over the next three years. The lines of credit are anticipated to be renewed at their expiration dates. See
Note 5 for further information on Pinnacle West's and APS' lines of credit.

     SunCor had an available line of credit at December 31, 2001 in the amount of $140 million. This line of credit had an outstanding balance at December 31, 2001 of $128 million. SunCor projects that this line of credit will be available over the next three years. SunCor also anticipates renewing the line of credit at its expiration date. See Note 5 for further details on SunCor's line of credit.

     The parent company has issued parental guarantees and obtained surety bonds on behalf of its unregulated subsidiaries, primarily for Pinnacle West Energy's expansion plans, which are reflected in the capital expenditure table above, and APSES' retail and energy business.

     APS has obtained approximately $500 million in letters of credit primarily to provide credit support for its variable rate tax-exempt bonds and its Palo Verde sale-leaseback transactions. Pinnacle West has obtained approximately $40 million in letters of credit to provide credit support for Pinnacle West Energy's generation expansion plans.

     Pinnacle West and APS do not have ratings triggers in any of their debt agreements. Rating triggers are provisions that would result in the acceleration of repayment obligations based upon a credit rating agency downgrade. Although those ratings triggers appear in certain power marketing and trading agreements, their financial impacts are not expected to be significant.

     APS' first mortgage bondholders share a lien on substantially all utility plant assets (other than nuclear fuel, transportation equipment and other excluded assets). The mortgage bond indenture restricts the payment of common stock dividends under certain conditions. These conditions did not exist at December 31, 2001.

     See the Company's consolidated debt structure in Note 6. The parent company and our subsidiaries' capital needs and resources are described as follows.

     PINNACLE WEST (PARENT COMPANY)

     During the past three years, our primary cash needs were for:

     *    dividends to our shareholders;

     *    equity infusions into our subsidiaries;

     *    interest payments; and

     *    optional and mandatory repayment of principal on our long-term debt.

     The equity infusions into our subsidiaries during the past three years included $50 million invested in APS in 1999. This investment completed the funding of Pinnacle West's commitment under the 1996 regulatory agreement (see
Note 3) to infuse $50 million a year into APS ($200 million total) from 1996 through 1999. The investments into Pinnacle West Energy were $484 million in 2001 and $193 million in 2000 to fund portions of its capital expenditures for its generation expansion program.

     Over the next three years, we anticipate that our cash needs will fall into these same categories. We expect our equity infusions into Pinnacle West Energy to continue as it invests in additional generating facilities (see Note 10) until it begins to finance its own construction needs.

     Our primary sources of cash are dividends from APS, our marketing and trading operations, and external financing. For the years 1999 through 2001, total dividends from APS were $510 million.

     Our long-term debt at December 31, 2001 was $576 million compared with $238 million at December 31, 2000. We had $235 million of borrowings outstanding on our commercial paper at December 31, 2001. Our debt repayment requirements for the parent company for the next three years are approximately: zero in 2002, $276 million in 2003, and $216 million in 2004.

     On February 8, 2002, we issued $215 million of our 4.5% Notes due 2004.

     APS

     APS' capital requirements consist primarily of capital expenditures and optional and mandatory redemptions of long-term debt. APS pays for its capital requirements with cash from operations and, to the extent necessary, external financing. APS pays for its dividends to Pinnacle West with cash from operations.

     During the period from 1999 through 2001, APS paid for substantially all of its capital expenditures with cash from operations. APS expects to do so in 2002 through 2004 with cash from operations and its own debt issuances.

     See the capital expenditure table above for additional information regarding actual capital expenditures in 2001 and projected capital expenditures for the next three years.

     During 2001, APS redeemed approximately $384 million of long-term debt, including premiums, with cash from operations and from the issuance of long- and short-term debt. APS' long-term debt redemption requirements for the next three years are approximately: $247 million in 2002; zero in 2003; and $205 million in 2004. Based on market conditions and call provisions, APS may make optional redemptions of long-term debt from time to time.

     As of December 31, 2001, APS had credit commitments from various banks totaling about $250 million, which were available either to support the issuance of commercial paper or to be used as bank borrowings. At the end of 2001, APS had about $171 million of commercial paper outstanding and no bank borrowings.

     APS' long-term debt was approximately $2.1 billion at December 31, 2001 and 2000 (see Note 6).

     Although ACC financing orders establish maximum amounts of additional debt that APS may issue, APS does not expect these orders to limit its ability to meet its capital requirements.

     On March 1, 2002, APS issued $375 million of 6.50% Notes due 2012. On March 15, 2002, APS announced the redemption on April 15, 2002 of approximately $125 million of its First Mortgage Bonds, 8.75% Series due 2024.

     PINNACLE WEST ENERGY

     See Note 10 for a discussion of Pinnacle West Energy's generation expansion plans. Pinnacle West Energy is currently funding its capital requirements through capital infusions from the parent. We finance those infusions through debt financing and internally generated cash, as Pinnacle West Energy develops and obtains additional generation assets. Pinnacle West Energy also expects to fund its capital requirements through internally generated cash and its own debt issuances. See the Capital Expenditures Table above for actual capital expenditures in 2001 and projected capital expenditures for the next three years.

     OTHER SUBSIDIARIES

     During the past three years, both SunCor and El Dorado funded all of their cash requirements with cash from operations and, in the case of SunCor, its own external financings. APSES funded its cash requirements with cash infusions from Pinnacle West.

     SunCor's capital needs consist primarily of capital expenditures for land development and retail and office building construction. See the Capital Expenditures Table above for actual capital expenditures in 2001 and projected capital expenditures for the next three years. SunCor expects to fund its capital requirements with cash from operations and external financings.

     As of December 31, 2001, SunCor had a $140 million line of credit, under which $128 million of borrowings were outstanding. SunCor's debt repayment obligations for the next three years are approximately: zero in 2002; $42 million in 2003; and $86 million in 2004.

     El Dorado does not have any capital requirements over the next three years. El Dorado intends to focus on prudently realizing the value of its existing investments. El Dorado's future investments are expected to be related to the energy sector.

     APSES capital expenditures and other cash requirements are increasingly funded by operations, with some funding from cash infused by Pinnacle West. See the Capital Expenditures Table above regarding APSES' capital expenditures.

     See Notes 5 and 6 for additional information about outstanding lines of credit and long-term debt obligations.

                          CRITICAL ACCOUNTING POLICIES

     In preparing the financial statements in accordance with generally accepted accounting principles (GAAP), management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. Our most critical accounting policies include the determination of the appropriate accounting for our derivative instruments, mark-to-market accounting and the impacts of regulatory accounting on our financial statements. See Note 1 for a discussion of these critical accounting policies.

                            OTHER ACCOUNTING MATTERS

     In June 2002, the FASB's EITF issued certain guidance related to energy trading activities in EITF 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." The new guidance, which was effective July 1, 2002, required that all energy trading activities within the scope of EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," be presented on a net basis in revenues and that prior period amounts be restated.

     In October 2002, the EITF reached a consensus that gains and losses on derivative instruments within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" should be shown net in the income statement if the derivative is held for trading purposes. This decision effectively supersedes the guidance provided at the June meeting. Historically, we have reported our electric revenues and purchased power and fuel costs on a gross basis in our statements of income, with the exception of unrealized gains and losses recorded under the mark-to-market method. When the gain or loss was realized, the gross amount was recorded as revenue and purchased power and fuel costs in the consolidated statements of income. Throughout this document, we have made the reclassification change to net revenues and purchased power and fuel costs related to our energy trading activities. This change has no impact on our gross margin, net income or cash provided by operating activities. The following table shows the impact of the change on our Marketing and Trading segment revenues and purchased power and fuel costs:

                                                          Year ended December 31,
                                                          (dollars in thousands)
                                                   ------------------------------------
                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Revenues before reclassification                   $1,820,376   $  993,058   $  378,076

Less: Purchased power and fuel costs netted with
  revenues                                          1,169,146      574,526      223,951
                                                   ----------   ----------   ----------
Revenues after reclassification                    $  651,230   $  418,532   $  154,125
                                                   ==========   ==========   ==========

Purchased power and fuel before reclassification   $1,503,355   $  867,195   $  360,472

Less: Purchased power and fuel costs netted with
  revenues                                          1,169,146      574,526      223,951
                                                   ----------   ----------   ----------
Purchased power and fuel after reclassification    $  334,209   $  292,669   $  136,521
                                                   ==========   ==========   ==========

     In the October 2002 meeting, the EITF also rescinded EITF 98-10. This guidance is effective immediately for all new contracts and on January 1, 2003 for existing contracts. As such, energy trading contracts will be accounted for on an accrual basis with the associated revenues and costs recorded at the time the contracted commodities are delivered or received, unless the contracts are required to be marked to market as derivatives under SFAS No. 133 or if allowed by other guidance. For existing contracts, we will record a cumulative effect adjustment in net income for the previously recorded accumulated unrealized mark-to-market on energy trading contracts that do not meet the definition of a derivative under SFAS No. 133. We are currently evaluating the impact of this guidance on our consolidated financial statements.

     We prepare our financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 requires a cost-based, rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements. As a result of the 1999 Settlement Agreement (see "Regulatory Agreements" above and Note 3), we discontinued the application of SFAS No. 71 for our generation operations. As a result, we tested the generation assets for impairment and determined that the generation assets were not impaired. Pursuant to the 1999 Settlement Agreement, we reported a regulatory disallowance ($140 million after income taxes) as an extraordinary charge on the 1999 consolidated income statement. See Note 1 for additional information on regulatory accounting and Note 3 for additional information on the 1999 Settlement Agreement.

     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities on the balance sheets and measure those instruments at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity (as a component of other comprehensive income), depending on whether or not the derivative meets specific hedge accounting criteria. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged commodity over time. Any change in the fair value resulting from ineffectiveness is recognized immediately in net income. This new standard may result in additional volatility in our net income and other comprehensive income.

     As a result of adopting SFAS No. 133 in 2001, we recorded a $15 million after-tax loss in consolidated net income and a $72 million after-tax gain in equity (as a component of other comprehensive income), both as a cumulative effect of a change in accounting principle. The loss primarily resulted from electricity options contracts. The gain resulted from unrealized gains on cash flow hedges. See Note 17 for further information on accounting for derivatives under SFAS No. 133, including discussions on new guidance effective on April 1, 2002.

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets." This standard is effective for the year beginning January 1, 2002. We have no goodwill recorded in our consolidated balance sheets. The impacts of this new standard are not material to our consolidated financial statements.

     The FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" in August 2001. The standard requires the estimated present value of the cost of decommissioning and certain other removal costs to be recorded as a liability, along with an offsetting plant asset, when a decommissioning or other removal obligation is incurred. We are currently evaluating the impacts of the new standard, which is effective for the year beginning January 1, 2003.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions for the disposal of a segment of a business. SFAS No. 144 is effective for the year beginning January 1, 2002. This standard does not impact our financial statements at adoption.

     In 2001, the American Institute of Certified Public Accountants (AICPA) issued an exposure draft of a proposed Statement of Position (SOP), "Accounting for Certain Costs Related to Property, Plant and Equipment (PP&E)." This proposed SOP would create a project timeline framework for capitalizing costs related to PP&E construction, require that PP&E assets be accounted for at the component level and require administrative and general cost incurred in support of capital projects to be expensed in the current period. The AICPA plans to issue the final SOP in the fourth quarter of 2002. We are currently evaluating the impacts of the proposed SOP.

     In 1986, APS entered into agreements with three separate special purpose entity (SPE) lessors in order to sell and lease back interests in Palo Verde Unit 2 (see Note 8). The leases are accounted for as operating leases in accordance with GAAP. In February 2002, the FASB discussed issues related to special purpose entities. It is expected that FASB will issue additional guidance on accounting for SPEs later this year. As a result of future FASB actions, we may be required to consolidate the Palo Verde SPEs in our financial statements. If consolidation is required, the assets and liabilities of the SPEs that relate to the sale-leaseback transactions would be reflected on our consolidated balance sheets. The SPE debt that is not reflected on our consolidated balance sheets is approximately $300 million at December 31, 2001. Rating agencies have already considered this debt when evaluating our credit ratings.

                                BUSINESS OUTLOOK

FINANCIAL OUTLOOK

     We currently believe that it will be a challenge for us in 2002 to repeat our 2001 earnings. For 2001, our reported income from continuing operations was $327 million, or $3.85 per diluted share of common stock, and included charges totaling $21 million before income taxes, or $0.15 per diluted share, that we do not expect to recur related to our exposure to Enron and its affiliates. Our earnings in 2002 are expected to be negatively affected by a significant decrease in the earnings contribution from our marketing and trading activities and retail electricity price decreases. These negative factors are expected to be substantially offset in 2002 by the absence of significant expenses for reliability and power plant outages that we incurred in 2001 that we do not expect to recur in 2002 and by retail customer growth, although the pace of growth is expected to be slower than in the past. These factors are described in more detail below.

     In 2001, our marketing and trading activities contributed about one-half of our income from continuing operations before the Enron-related charges. These activities are currently expected to provide about one-fourth of our earnings in 2002. The drivers of such reduced earnings contributions from our marketing and trading activities in 2002 are significant reductions in wholesale market prices for electricity that occurred during 2001; wholesale market liquidity, which affects our ability to buy and resell electricity; and market volatility, which affects our ability to capture profitable structured trading activities. These reductions in regional market factors were due, in large part, to conservation measures in California and throughout the West; more generating plants in service in the West; lower natural gas prices; and the price mitigation plan that took effect in June 2001 as mandated by the FERC.

     During 2001, in order to meet the highest customer demand in APS' history, we incurred significant expenses for our summer reliability program and for higher replacement power costs related to power plant outages. These efforts cost approximately $140 million before income taxes, which is not expected to be repeated in 2002. See "Results of Operations - 2001 Compared with 2000" above.

     We estimate our retail customer growth in 2002 to be 3.2%, which is slower than the pace of growth in recent years, although still about three times the national average. Our customer growth in 2001 was 3.7%. We expect the customer growth rate to be weak in the first two quarters of 2002, then begin a rebound. Our current estimate for customer growth in 2003 and 2004 is between 3.5% and 4.0% annually.

     The retail price decreases are described above in "Results of Operations - Regulatory Agreements."

     As of December 31, 2001, the indicated annual dividend rate on our common stock was $1.60 per share. Since 1994, we have increased the dividend on our common stock ten cents per share per year. We currently plan to continue annual dividend increases of relatively consistent amounts, which would continue dividend growth at a pace above the industry average.

     The foregoing discussion of future expectations is forward-looking information. Actual results may differ materially from expectations. See "Forward-Looking Statements" below.

OTHER FACTORS AFFECTING OUR FINANCIAL OUTLOOK

     COMPETITION AND INDUSTRY RESTRUCTURING

     ELECTRIC COMPETITION (WHOLESALE)

     The FERC regulates rates for wholesale power sales and transmission services. Our marketing and trading division sells in the wholesale market APS and Pinnacle West Energy generation production output that is not needed for APS' native load and, in doing so, competes with other utilities, power marketers, and independent power producers. Wholesale market prices significantly fell during 2001 and remain low for the reasons discussed under "Financial Outlook" above. We cannot predict whether these lower prices will continue, or whether changes in various factors that affect demand and capacity, including regulatory actions, will cause the market prices to rise during 2002 or thereafter.

     ELECTRIC COMPETITION (RETAIL)

     On September 21, 1999, the ACC approved Rules that provide a framework for the introduction of retail electric competition in Arizona. A Maricopa County, Arizona, Superior Court later found the Rules unlawful and unconstitutional; however, the Rules remain in effect pending the outcome of appeals. See "Retail Electric Competition Rules" in Note 3 for additional information about the Rules and the outstanding legal challenges to the Rules.

     Although the Rules allow retail customers to have access to competitive providers of energy and energy services, APS is the "provider of last resort" for standard-offer, full service customers under rates that have been approved by the ACC. These rates are established until July 1, 2004. The 1999 Settlement Agreement allows APS to seek adjustment of these rates in the event of emergency conditions or circumstances, such as the inability to secure financing on reasonable terms, or material changes in APS' cost of service for ACC-regulated services resulting from federal, tribal, state or local laws, regulatory requirements, judicial decisions, actions or orders. Energy prices in the western U.S. wholesale market vary and, during the course of the last two years, have been volatile. At various times, prices in the spot wholesale market have significantly exceeded the amount included in APS' current retail rates. In the event of shortfalls due to unforeseen increases in load demand or generation outages, APS may need to purchase additional supplemental power in the wholesale spot market. Unless APS is able to obtain an adjustment of its rates under the 1999 Settlement Agreement, there can be no assurance that APS would be able to fully recover the costs of this power.

     On September 23, 1999, the ACC approved a comprehensive 1999 Settlement Agreement among APS and various parties related to the implementation of retail electric competition in Arizona. See "1999 Settlement Agreement" in Note 3 for additional information about the 1999 Settlement Agreement, including the recent resolution of legal challenges to the 1999 Settlement Agreement.

     Under the Rules, as modified by the 1999 Settlement Agreement, APS is required to transfer all of its competitive electric assets and services either to an unaffiliated party or to a separate corporate affiliate no later than December 31, 2002. Consistent with that requirement, APS has been addressing the legal and regulatory requirements necessary to complete the transfer of its generation assets to Pinnacle West Energy on or before that date. In anticipation of APS' transfer of generation assets, Pinnacle West Energy has completed, and is in the process of developing and planning, various generation expansion projects so that APS can reliably meet the energy requirements of its Arizona customers.

     Following APS' transfer of its fossil-fueled generation assets and the receipt of certain regulatory approvals, Pinnacle West Energy expects to sell its power at wholesale to our marketing and trading division, which, in turn, is expected to sell power to APS and to non-affiliated power purchasers. In a filing with the ACC on October 18, 2001, APS requested the ACC to:

     * grant APS a partial variance from an ACC Rule that would obligate APS to acquire all of its customers' standard-offer generation requirements from the competitive market (with at least 50% of those requirements coming from a "competitive bidding" process) starting in 2003; and

     * approve as just and reasonable a long-term purchase power agreement between APS and Pinnacle West.

     APS requested these ACC actions to ensure ongoing reliable service to APS standard-offer, full-service customers in a volatile generation market and to recognize Pinnacle West Energy's significant investment to serve APS load. See "Proposed Rule Variance and Purchase Power Agreement" in Note 3 for additional information about APS' October 2001 ACC filing.

     On February 8, 2002, the ACC's Chief ALJ issued a procedural order which consolidated the ACC docket relating to APS' October 2001 filing with several other pending ACC dockets, including a "generic" docket request by the ACC Chairman to "determine if changed circumstances require the [ACC] to take another look at restructuring in Arizona." Although the order consolidates several dockets, it states that a hearing on the APS matter will commence on April 29, 2002. The order went on to state that, contrary to APS' position, the ALJ was construing the October 2001 filing as a request by APS to amend the 1999 ACC order that approved the 1999 Settlement Agreement.

     On March 22, 2002, the ACC Staff issued a report to the ACC recommending that the ACC address the following issues in the generic docket:

     * The extent and manner of the ACC's involvement in monitoring market conditions and/or mitigating the development of market power for generation and transmission;

     * The lack of guidance in the Rules regarding the mechanics of the "competitive bidding process" referenced above;

     * The consideration of alternatives to the transfer of generation assets required by the Rules (the ACC Staff stated that such transfers would be "unwise" at the present time and recommended that "all transfer and separation of utilities' assets be stayed pending the completion of the generic docket");

     * The consideration of transmission constraints that could impact the development of the wholesale power market;

     * The reassessment of adjustor mechanisms for standard-offer rates in light of problems with the development of a wholesale power market; and

     * The adequacy of customer "shopping credits" in the context of the development of a competitive retail market (a shopping credit is the cost a customer does not pay to a utility distribution company if the customer obtains generation from another party).

Although not a specific ACC Staff recommendation, the report was also critical of certain aspects of the proposed purchase power agreement between APS and Pinnacle West.

     A modification to the Rules or the 1999 Settlement Agreement as a result of the consolidated docket could, among other things, adversely affect APS' ability to transfer its generation assets to Pinnacle West Energy by December 31, 2002. We cannot predict the outcome of the consolidated docket or its effect on the specific requests in APS' October 2001 filing, the existing Arizona electric competition rules, or the 1999 Settlement Agreement.

     As a result of the foregoing matters, as well as energy market developments, including those relating to California's failed deregulation efforts and to Enron's recent bankruptcy filing, electric utility restructuring is in a state of flux in the western United States, including Arizona, and around the country.

     GENERATION EXPANSION

     See Note 10 for information regarding our generation expansion plans. The planned additional generation is expected to increase revenues, fuel expenses, operating expenses, and financing costs.

     CALIFORNIA ENERGY MARKET ISSUES

     See Note 10 for information regarding California energy market issues.

     FACTORS AFFECTING OPERATING REVENUES

     Electric operating revenues are derived from sales of electricity in regulated retail markets in Arizona, and from competitive retail and wholesale bulk power markets in the western United States. These revenues are expected to be affected by electricity sales volumes related to customer mix, customer growth and average usage per customer, as well as electricity prices and variations in weather from period to period.

     In APS' regulated retail market area, APS will provide electricity services to standard-offer, full service customers and to energy delivery customers who have chosen another provider for their electricity commodity needs (unbundled customers). Customer growth in APS' service territory averaged about 4% a year for the three years 1999 through 2001; we currently expect customer growth to be about 3.2% in 2002 and between 3.5% and 4.0% a year in 2003 and 2004. We currently estimate that retail electricity sales in kilowatt-hours will grow 3.5% to 5.5% a year in 2002 through 2004, before the retail effects of weather variations. The customer growth and sales growth referred to in this paragraph apply to energy delivery customers. As industry restructuring evolves in the regulated market area, we cannot predict the number of APS' standard-offer customers that will switch to unbundled service. As previously noted, under the 1999 Settlement Agreement, we have annual retail electricity price reductions of 1.5% through July 1, 2003 (see Note 3).

     Competitive sales of energy and energy-related products and services are made by APSES in western states that have opened to competitive supply. Such activities currently are not material to our consolidated financial results.

     OTHER FACTORS AFFECTING FUTURE FINANCIAL RESULTS

     Purchased power and fuel costs are impacted by our electricity sales volumes, existing contracts for generation fuel and purchased power, our power plant performance, prevailing market prices, new generating plants being placed in service and our hedging program for managing such costs. See "Generating Fuel and Purchased Power - Natural Gas Supply" in Part I for additional information on a pending dispute related to a natural gas-fired transportation contract with El Paso Natural Gas Company.

     Operations and maintenance expenses are expected to be affected by sales mix and volumes, power plant operations, inflation, outages and other factors.

     Depreciation and amortization expenses are expected to be affected by net additions to existing utility plant and other property, changes in regulatory asset amortization, and our generation expansion program. See Note 1 for the regulatory asset amortization that is being recorded in 1999 through 2004 pursuant to the 1999 Settlement Agreement. Also, see Note 1 regarding current depreciation rates.

     Taxes other than income taxes consist primarily of property taxes, which are affected by tax rates and the value of property in service and under construction. The average property tax rate for APS, which currently owns the majority of our property, was 9.32% for 2001 and 9.16% for 2000. We expect property taxes to increase primarily due to our generation expansion program and our additions to existing facilities.

     Interest expense is affected by the amount of debt outstanding and the interest rates on that debt. The primary factors affecting borrowing levels in the next several years are expected to be our generation expansion program and our internally-generated cash flow.

     The annual earnings contribution from APSES is expected to be modest, yet positive, over the next several years due primarily to a number of retail electricity contracts in California. APSES' pretax losses were $10 million in 2001 and $13 million in 2000.

     The annual earnings contribution from SunCor is expected to remain modest over the next several years. SunCor's earnings were $3 million in 2001, $11 million in 2000 and $6 million in 1999.

     El Dorado's historical results are not necessarily indicative of future performance for El Dorado. El Dorado's strategies focus on prudently realizing the value of its existing investments. Any future investments are expected to be related to the energy sector. See Note 1 for additional information regarding El Dorado.

     We cannot accurately predict the impact of full retail competition on our financial position, cash flows, results of operations, or liquidity. As competition in the electric industry continues to evolve, we will continue to evaluate strategies and alternatives that will position us to compete effectively in a restructured industry.

     Our financial results may be affected by the application of SFAS No. 133. See "Critical Accounting Policies" above and Note 17 for further information.

     Our financial results may be affected by a number of broad factors. See "Forward-Looking Statements" below for further information on such factors, which may cause our actual future results to differ from those we currently seek or anticipate.

MARKET RISKS

     Our operations include managing market risks related to changes in interest rates, commodity prices, and investments held by the nuclear decommissioning trust fund.

     INTEREST RATE AND EQUITY RISK

     Our major financial market risk exposure is changing interest rates. Changing interest rates will affect interest paid on variable-rate debt and interest earned by our nuclear decommissioning trust fund (see Note 11). Our policy is to manage interest rates through the use of a combination of fixed-rate and floating-rate debt. The nuclear decommissioning fund also has risks associated with changing market values of equity investments. Nuclear decommissioning costs are recovered in regulated electricity prices.

     The tables below present contractual balances of our long-term debt and commercial paper at the expected maturity dates as well as the fair value of those instruments on December 31, 2001 and 2000. The interest rates presented in the tables below represent the weighted average interest rates for the years ended December 31, 2001 and 2000.

Expected Maturity/Principal Repayment
December 31, 2001
(dollars in thousands)

                                                  Variable-Rate               Fixed-Rate
                       Short-Term Debt            Long-Term Debt            Long-Term Debt
                    ----------------------    ----------------------    ----------------------
                    Interest                  Interest                  Interest
                      Rates      Amount         Rates      Amount         Rates      Amount
                    --------   -----------    --------   -----------    --------   -----------
2002                  4.01%    $   405,762      7.76%    $       207      8.10%    $   125,933
2003                                    --      4.75%        292,912      6.87%         25,829
2004                                    --      5.32%         85,601      6.08%        205,677
2005                                    --      7.70%            294      7.59%        400,380
2006                                    --      7.30%          3,018      6.48%        384,085
Years thereafter                        --      2.63%        480,740      6.73%        799,808
                               -----------               -----------               -----------
Total                          $   405,762               $   862,772               $ 1,941,712
                               ===========               ===========               ===========
Fair value                     $   405,762               $   862,772               $ 1,963,389
                               ===========               ===========               ===========

Expected Maturity/Principal Repayment
December 31, 2000
(dollars in thousands)

                                                  Variable-Rate               Fixed-Rate
                       Short-Term Debt            Long-Term Debt            Long-Term Debt
                    ----------------------    ----------------------    ----------------------
                    Interest                  Interest                  Interest
                      Rates      Amount         Rates      Amount         Rates      Amount
                    --------   -----------    --------   -----------    --------   -----------
2001                  6.64%    $    82,775      7.23%    $   438,203      6.63%    $    25,266
2002                                    --      8.62%         36,890      8.13%        125,000
2003                                    --      8.61%         73,578      6.89%         25,443
2004                                    --      8.87%            268      6.17%        205,000
2005                                    --      8.89%            294      7.28%        400,000
Years thereafter                        --      4.13%        483,790      7.47%        610,813
                               -----------               -----------               -----------
Total                          $    82,775               $ 1,033,023               $ 1,391,522
                               ===========               ===========               ===========
Fair value                     $    82,775               $ 1,033,023               $ 1,422,014
                               ===========               ===========               ===========

     COMMODITY PRICE RISK

     We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, and emissions allowances. We employ established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity.

     In addition, subject to specified risk parameters established by the Board of Directors and monitored by the Energy Risk Management Committee, we engage in trading activities intended to profit from market price movements. In accordance with Emerging Issues Task Force (EITF) 98-10, "Accounting For Contracts Involved in Energy Trading and Risk Management Activities," such trading positions are marked-to-market (see Note 19). These trading activities are part of our marketing and trading activities and are reflected in the marketing and trading revenues and expenses.

     The following schedule shows the changes in mark-to-market of our trading positions during the years ended December 31, 2001 and 2000 (dollars in millions):

                                                               2001       2000
                                                              ------     ------
Mark-to-market of net trading positions
  at beginning of year                                        $   12     $   --
Prior period mark-to-market gains
  realized during the year                                        (1)        (2)
Change in mark-to-market gains for
  future period deliveries                                       127         14
                                                              ------     ------
Mark-to-market of net trading positions
  at end of year                                              $  138     $   12
                                                              ======     ======

     Net gains at inception include a reasonable marketing margin and were approximately $3 million in 2001 and $2 million in 2000. See Note 17 for disclosure of risk management activities recorded on the consolidated balance sheets.

     The table below shows the maturities of our trading positions as of December 31, 2001 in millions of dollars by the type of valuation that is performed to calculate the fair value of the contract. In addition, see Note 1 for more discussion on our valuation methods.

                                                                       Years     Total fair
Source of Fair Value                 2002    2003-2004   2005-2006   thereafter    value
--------------------                ------   ---------   ---------   ----------    ------
Prices actively quoted              $  (13)    $    4      $    2      $   --      $   (7)
Prices provided by other external
  sources                              (12)        (8)         (4)         --         (24)
Prices based on models and other
  valuation methods                     68         50          39          12         169
                                    ------     ------      ------      ------      ------
Total by maturity                   $   43     $   46      $   37      $   12      $  138
                                    ======     ======      ======      ======      ======

     The table below shows the impact that hypothetical price movements of 10% would have on the market value of our risk management and trading assets and liabilities included on the consolidated balance sheets at December 31, 2001 and 2000 (dollars in millions):

                         December 31, 2001              December 31, 2000
                            Gain (Loss)                    Gain (Loss)
                   -----------------------------   -----------------------------
Commodity          Price Up 10%   Price Down 10%   Price Up 10%   Price Down 10%
---------          ------------   --------------   ------------   --------------
Trading (a):
  Electric            $   (3)         $    3          $    2         $   (2)
  Natural gas             (1)              1              (1)             1
  Other                   --               2              --             --
System (b):
  Natural gas
    hedges                23             (23)             28            (28)
                      ------          ------          ------         ------
  Total               $   19          $  (17)         $   29         $  (29)
                      ======          ======          ======         ======

(a) Essentially all of our marketing and trading activities are structured activities. This means our portfolio of forward sales positions is hedged with a portfolio of forward purchases that protects the economic value of the sales transactions.
(b) These contracts are hedges of our forecasted purchases of natural gas. The impact of these hypothetical price movements would substantially offset the impact that these same price movements would have on the physical exposures being hedged.

     We are exposed to losses in the event of nonperformance or nonpayment by counterparties. We have risk management and trading contracts with many counterparties, including one counterparty for which a worst case exposure represents approximately 50% of our $267 million of risk management and trading assets as of December 31, 2001. We use a risk management process to assess and monitor the financial exposure of this and all other counterparties. Despite the fact that the great majority of trading counterparties are rated as investment grade by the credit rating agencies, including the counterparty noted above, there is still a possibility that one or more of these companies could default, resulting in a material impact on consolidated earnings for a given period. Counterparties in the portfolio consist principally of major energy companies, municipalities, and local distribution companies. We maintain credit policies that we believe minimize overall credit risk to within acceptable limits. Determination of the credit quality of our counterparties is based upon a number of factors, including credit ratings and our evaluation of their financial condition. In many contracts, we employ collateral requirements and standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty. Credit reserves are established representing our estimated credit losses on our overall exposure to counterparties. See Note 1 for a discussion of our credit reserve policy.

FORWARD-LOOKING STATEMENTS

     The above discussion contains forward-looking statements based on current expectations and we assume no obligation to update these statements. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and APS' October 2001 ACC filing; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the price mitigation plan adopted by the FERC in June 2001; regional economic and market conditions, including the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation expansion program; regulatory issues associated with generation expansion, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market); technological developments in the electric industry; and the strength of the real estate market in SunCor's market areas, which include Arizona, New Mexico and Utah.

     These factors and the other matters discussed above may cause future results to differ materially from historical results, or from results or outcomes we currently expect or seek.

                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURES ABOUT MARKET RISK

     See "Market Risks" for a discussion of quantitative and qualitative disclosures about market risk.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE

Report of Management.......................................................  38
Independent Auditors' Report...............................................  39
Consolidated Statements of Income for 2001, 2000 and 1999..................  40
Consolidated Balance Sheets as of December 31, 2001 and 2000...............  41
Consolidated Statements of Cash Flows for 2001, 2000 and 1999..............  43
Consolidated Statements of Changes in Common Stock Equity
  for 2001, 2000 and 1999..................................................  44
Notes to Consolidated Financial Statements.................................  45
Financial Statement Schedule for 2001, 2000 and 1999
  Schedule II - Valuation and Qualifying Accounts for 2001, 2000
  and 1999.................................................................  89

See Note 12 of Notes to Consolidated Financial Statements for the selected quarterly financial data required to be presented in this Item.

                              REPORT OF MANAGEMENT

     The responsibility for the integrity of our financial information rests with management, which has prepared the accompanying financial statements and related information. This information was prepared in accordance with generally accepted accounting principles as appropriate in the circumstances, and based on management's best estimates and judgments. These financial statements have been audited by independent auditors and their report is included on the following page.

     Management maintains and relies upon systems of internal control. A limiting factor in all systems of internal control is that the cost of the system should not exceed the benefits to be derived. Management believes that our system provides the appropriate balance between such costs and benefits.

     Periodically the internal control system is reviewed by both our internal auditors to test for compliance and our independent auditors in conjunction with their audit of our financial statements. Reports issued by the internal auditors are released to management, and such reports or summaries thereof are transmitted to the Audit Committee of the Board of Directors and the independent auditors on a timely basis. By letter dated February 8, 2002, to the Audit Committee, our independent auditors confirmed that they are independent accountants with respect to us within the meaning of the Securities Act and the requirements of the Independence Standards Board.

     The Audit Committee, composed solely of outside directors, meets periodically with the internal auditors and independent auditors (as well as management) to review the work of each. The internal auditors and independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audit work.

     Management believes that our systems, policies and procedures provide reasonable assurance that operations are conducted in conformity with the law and with management's commitment to a high standard of business conduct.


William J. Post                         Chris N. Froggatt
Chairman and                            Vice President and Controller
Chief Executive Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Pinnacle West Capital Corporation
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of Pinnacle West Capital Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in common stock equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and financial statement schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pinnacle West Capital Corporation and subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 17 to the financial statements, in 2001 Pinnacle West Capital Corporation changed its method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 8, 2002 (March 22, 2002 as to Note 18 and November 21, 2002 as to
Note 19)

                        PINNACLE WEST CAPITAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                (dollars in thousands, except per share amounts)

                                                    Year Ended December 31,
                                         --------------------------------------------
                                             2001            2000            1999
                                         ------------    ------------    ------------
OPERATING REVENUES
  Electric retail segment                $  2,562,089    $  2,538,752    $  1,915,108
  Marketing and trading segment               651,230         418,532         154,125
  Real estate                                 168,908         158,365         130,169
  Other revenues                               11,771           3,873             439
                                         ------------    ------------    ------------
       Total                                3,393,998       3,119,522       2,199,841
                                         ------------    ------------    ------------
OPERATING EXPENSES
  Electric retail segment purchased
    power and fuel                          1,160,863       1,065,597         433,459
  Marketing and trading segment
    purchased power and fuel                  334,209         292,669         136,521
  Operations and maintenance                  530,095         450,205         446,173
  Real estate operations                      153,462         134,422         119,516
  Depreciation and amortization               427,903         431,229         419,842
  Taxes other than income taxes               101,068          99,780          96,606
  Other expenses                               10,375             782             200
                                         ------------    ------------    ------------
       Total                                2,717,975       2,474,684       1,652,317
                                         ------------    ------------    ------------
OPERATING INCOME                              676,023         644,838         547,524
                                         ------------    ------------    ------------
OTHER
  Preferred stock dividends of APS                 --              --          (1,016)
  Other income                                 26,416          21,832          38,303
  Other expense                               (33,577)        (25,329)        (27,969)
                                         ------------    ------------    ------------
       Total                                   (7,161)         (3,497)          9,318
                                         ------------    ------------    ------------
INTEREST EXPENSE
  Interest charges                            175,822         166,447         157,142
  Capitalized interest                        (47,862)        (21,638)        (11,664)
                                         ------------    ------------    ------------
       Total                                  127,960         144,809         145,478
                                         ------------    ------------    ------------
INCOME FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES                                       540,902         496,532         411,364
INCOME TAXES                                  213,535         194,200         141,592
                                         ------------    ------------    ------------
INCOME FROM CONTINUING
  OPERATIONS                                  327,367         302,332         269,772
  Income tax benefit from
    discontinued operations                        --              --          38,000
  Extraordinary charge - net of income
    taxes of $94,115
                                                   --              --        (139,885)
  Cumulative effect of a change in
    accounting for derivatives -
    net of income taxes of $9,892             (15,201)             --              --
                                         ------------    ------------    ------------
NET INCOME                               $    312,166    $    302,332    $    167,887
                                         ============    ============    ============
WEIGHTED-AVERAGE COMMON
  SHARES OUTSTANDING - BASIC                   84,718          84,733          84,717
WEIGHTED-AVERAGE COMMON
  SHARES OUTSTANDING - DILUTED                 84,930          84,935          85,009
EARNINGS PER WEIGHTED -
  AVERAGE COMMON SHARE
  OUTSTANDING
  Income from continuing operations -
    basic                                $       3.86    $       3.57    $       3.18
  Net income - basic                             3.68            3.57            1.98
  Income from continuing operations -
    diluted                                      3.85            3.56            3.17
  Net income - diluted                           3.68            3.56            1.97
DIVIDENDS DECLARED PER SHARE             $      1.525    $      1.425    $      1.325
                                         ============    ============    ============

See Notes to Consolidated Financial Statements.

                        PINNACLE WEST CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                             December 31,
                                                     ---------------------------
                                                         2001           2000
                                                     ------------   ------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                          $     28,619   $     10,363
  Customer and other receivables - net                    367,241        513,822
  Accrued utility revenues                                 76,131         74,566
  Materials and supplies (at average cost)                 81,215         71,966
  Fossil fuel (at average cost)                            27,023         19,405
  Deferred income taxes (Note 4)                               --          5,793
  Assets from risk management and trading
    activities (Note 17)                                   66,973         17,506
  Other current assets                                     80,203         80,492
                                                     ------------   ------------
    Total current assets                                  727,405        793,913
                                                     ------------   ------------

INVESTMENTS AND OTHER ASSETS
  Real estate investments - net (Note 1 and 6)            418,673        371,323

  Assets from risk management and trading
    activities-long term (Note 17)                        200,351         32,955
  Other assets                                            321,024        299,128
                                                     ------------   ------------
    Total investments and other assets                    940,048        703,406
                                                     ------------   ------------

PROPERTY, PLANT AND EQUIPMENT (Notes 1, 6, 8
  and 9)
  Plant in service and held for future use              8,203,888      7,809,566
  Less accumulated depreciation and amortization        3,378,089      3,188,302
                                                     ------------   ------------
    Total                                               4,825,799      4,621,264
  Construction work in progress                         1,032,234        464,540
  Nuclear fuel, net of accumulated amortization
    of $56,836 and $61,256                                 49,282         47,389
                                                     ------------   ------------
  Net property, plant and equipment                     5,907,315      5,133,193
                                                     ------------   ------------

DEFERRED DEBITS
  Regulatory assets (Notes 1, 3 and 4)                    342,383        469,867
  Other deferred debits                                    64,597         62,606
                                                     ------------   ------------
    Total deferred debits                                 406,980        532,473
                                                     ------------   ------------

TOTAL ASSETS                                         $  7,981,748   $  7,162,985
                                                     ============   ============

See Notes to Consolidated Financial Statements.

                        PINNACLE WEST CAPITAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                            December 31,
                                                    ----------------------------
                                                        2001            2000
                                                    ------------    ------------
LIABILITIES AND EQUITY

CURRENT LIABILITIES
  Accounts payable                                  $    269,124    $    375,805
  Accrued taxes                                           96,729          89,246
  Accrued interest                                        48,806          42,954
  Short-term borrowings (Note 5)                         405,762          82,775
  Current maturities of long-term debt (Note 6)          126,140         463,469
  Customer deposits                                       30,232          26,189
  Deferred income taxes (Note 4)                           3,244              --
  Liabilities from risk management and trading
    activities (Note 17)                                  35,994          37,179
  Other current liabilities                               74,898          73,681
                                                    ------------    ------------
    Total current liabilities                          1,090,929       1,191,298
                                                    ------------    ------------

LONG-TERM DEBT LESS CURRENT
  MATURITIES (Note 6)                                  2,673,078       1,955,083
                                                    ------------    ------------

DEFERRED CREDITS AND OTHER
  Liabilities from risk management and trading
    activities-long term (Note 17)                       207,576          14,711
  Deferred income taxes (Note 4)                       1,064,993       1,143,040
  Unamortized gain - sale of utility plant (Note 8)       64,060          68,636
  Other                                                  381,789         407,503
                                                    ------------    ------------
    Total deferred credits and other                   1,718,418       1,633,890
                                                    ------------    ------------

COMMITMENTS AND CONTINGENCIES (NOTES
  3, 10 AND 11)

COMMON STOCK EQUITY
  Common stock, no par value; authorized
    150,000,000 shares; issued and outstanding
    84,824,947 at end of 2001 and 2000                 1,531,038       1,532,831
  Retained earnings                                    1,032,850         849,883
  Accumulated other comprehensive loss                   (64,565)             --
                                                    ------------    ------------
    Total common stock equity                          2,499,323       2,382,714
                                                    ------------    ------------
TOTAL LIABILITIES AND EQUITY                        $  7,981,748    $  7,162,985
                                                    ============    ============

See Notes to Consolidated Financial Statements.

                        PINNACLE WEST CAPITAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                              Year Ended December 31,
                                                   --------------------------------------------
                                                       2001            2000            1999
                                                   ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Income from continuing operations                  $    327,367    $    302,332    $    269,772
Items not requiring cash
  Depreciation and amortization                         427,903         431,229         419,842
  Nuclear fuel amortization                              28,362          30,083          31,371
  Deferred income taxes - net                           (16,939)        (38,625)        (43,886)
  Deferred investment tax credit                           (264)            740         (23,514)
  Mark-to-market gains - trading                       (125,521)        (11,752)           (975)
  Mark-to-market gains - system                          (8,052)             --              --
Changes in current assets and liabilities
  Customer and other receivables - net                  146,581        (269,223)        (10,723)
  Accrued utility revenues                               (1,565)         (1,647)         (5,179)
  Materials, supplies and fossil fuel                   (16,867)            475          (8,794)
  Other current assets                                      289         (37,436)        (12,968)
  Accounts payable                                     (127,782)        193,502          28,193
  Accrued taxes                                           7,483          18,736          12,591
  Accrued interest                                        5,852           9,701           1,387
  Other current liabilities                               5,260          98,493          14,047
Change in El Dorado partnership investment                1,671          (3,773)        (25,786)
Increase in real estate investments                     (44,173)        (25,937)        (12,542)
Increase in regulatory assets                           (17,516)        (14,138)        (12,262)
Other - net                                             (21,159)         30,634          15,026
                                                   ------------    ------------    ------------
Net cash flow provided by operating
  activities                                            570,930         713,394         635,600
                                                   ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                 (1,040,585)       (658,608)       (343,448)
Capitalized interest                                    (47,862)        (21,638)        (11,664)
Other - net                                             (31,357)        (55,595)        (16,143)
                                                   ------------    ------------    ------------
Net cash flow used for investing activities          (1,119,804)       (735,841)       (371,255)
                                                   ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt                              995,447         651,000         607,791
Short-term borrowings - net                             322,987          44,475        (140,530)
Dividends paid on common stock                         (129,199)       (120,733)       (112,311)
Repayment of long-term debt                            (621,057)       (558,019)       (510,693)
Redemption of preferred stock                                --              --         (96,499)
Other - net                                              (1,048)         (4,618)        (11,936)
                                                   ------------    ------------    ------------
Net cash flow provided by (used for) financing
  activities                                            567,130          12,105        (264,178)
                                                   ------------    ------------    ------------
NET CASH FLOW                                            18,256         (10,342)            167

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                      10,363          20,705          20,538
                                                   ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR                                      $     28,619    $     10,363    $     20,705
                                                   ============    ============    ============
Supplemental disclosure of cash flow information
Cash paid during the period for:
  Income taxes                                     $    223,037    $    219,411    $    199,799
  Interest paid, net of amounts capitalized        $    115,276    $    132,434    $    141,138

See Notes to Consolidated Financial Statements.

                        PINNACLE WEST CAPITAL CORPORATION
            CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY
              For the Years Ended December 31, 2001, 2000 and 1999
                             (dollars in thousands)

                                                                    ACCUMULATED
                                                                       OTHER
                                                     RETAINED      COMPREHENSIVE
                                   COMMON STOCK      EARNINGS      INCOME (LOSS)      TOTAL
                                   ------------    ------------    ------------    ------------
Balance at December 31, 1998       $  1,550,643    $    612,708    $         --    $  2,163,351

Net income                                              167,887                         167,887

Dividends on common stock                              (112,311)                       (112,311)

Common stock expense                    (13,194)                                        (13,194)
                                   ------------    ------------    ------------    ------------
Balance at December 31, 1999          1,537,449         668,284              --       2,205,733

Net income                                              302,332                         302,332

Dividends on common stock                              (120,733)                       (120,733)

Common stock expense                     (4,618)                                         (4,618)
                                   ------------    ------------    ------------    ------------
Balance at December 31, 2000          1,532,831         849,883              --       2,382,714
                                   ------------    ------------    ------------    ------------

Net income                                              312,166                         312,166

Minimum pension liability, net
  of $634 tax effect                                                       (966)           (966)
Cumulative effect of change
  in accounting for
  derivatives, net of $47,404
  tax effect                                                             72,274          72,274
Unrealized loss on
  derivative instruments, net
  of $54,028 tax effect                                                 (82,373)        (82,373)
Reclassification of net realized
  gain to income, net of
  $35,091 tax effect                                                    (53,500)        (53,500)
                                                   ------------    ------------    ------------
Comprehensive income (loss)                             312,166         (64,565)        247,601
                                                   ------------    ------------    ------------

Dividends on common stock                              (129,199)                       (129,199)

Common stock expense                     (1,793)                                         (1,793)
                                   ------------    ------------    ------------    ------------
Balance at December 31, 2001       $  1,531,038    $  1,032,850    $    (64,565)   $  2,499,323
                                   ============    ============    ============    ============

See Notes to Consolidated Financial Statements.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION AND NATURE OF OPERATIONS

     The consolidated financial statements include the accounts of Pinnacle West and our subsidiaries: APS, Pinnacle West Energy, APSES, SunCor, and El Dorado. Significant intercompany accounts and transactions between the consolidated companies have been eliminated.

     APS, our major subsidiary and Arizona's largest electric utility, provides either retail or wholesale electric service to substantially all of the state, with the major exceptions of the Tucson metropolitan area and about one-half of the Phoenix metropolitan area. APS also generates and, directly or through our marketing and trading division, sells and delivers electricity to wholesale customers in the western United States. During 2001, APS transferred most of its marketing and trading activities to the parent company. Pinnacle West Energy, which was formed in 1999, is the subsidiary through which we conduct our unregulated generation operations. APSES was formed in 1998 and provides commodity energy and energy-related products to key customers in competitive markets in the western United States. SunCor is a developer of residential, commercial, and industrial real estate projects in Arizona, New Mexico, and Utah. El Dorado is an investment firm.

ACCOUNTING RECORDS AND USE OF ESTIMATES

     Our accounting records are maintained in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We have reclassified certain prior year amounts to conform to current year presentation.

DERIVATIVE INSTRUMENTS

     We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal, and emissions allowances. We employ established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity.

     In addition, subject to specified risk parameters established by the Board of Directors and monitored by the ERMC, we engage in trading activities intended to profit from market price movements. If a contract was entered into for trading purposes, we account for it in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." EITF 98-10 requires energy trading contracts to be measured at fair value as of the balance sheet date, with unrealized gains and losses included in earnings on a current basis (the mark-to-market method). See "Mark-to-Market Method" below and Notes 17 and 19 for further information about our trading contracts.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     We examine contracts at inception to determine the appropriate accounting treatment. If a contract is not considered energy trading we must determine if it is a derivative as defined in SFAS No. 133 (see Note 17 for further information on SFAS No. 133). If a contract does not meet the derivative criteria or if it qualifies for a SFAS No. 133 scope exception, we account for the contract using accrual accounting (this means that costs and revenues are recorded when physical delivery occurs). For contracts that qualify as a derivative and do not meet a SFAS No. 133 scope exception, we further examine the contract to determine if it will qualify for hedge accounting. If a contract does not meet the hedging criteria in SFAS No. 133, we recognize the changes in the fair value of the derivative instrument in income each period (mark-to-market). If it does qualify for hedge accounting, changes in the fair value are recognized as either an asset or liability or in stockholders' equity (as a component of accumulated other comprehensive income) depending on the nature of the hedge.

     Gains and losses related to derivatives that qualify as cash flow hedges of expected transactions are recognized in revenue or fuel and purchased power expense as an offset to the related item being hedged when the underlying hedged physical transaction impacts earnings (deferral method). See Note 17 for further discussion on derivative accounting.

MARK-TO-MARKET METHOD

     Under mark-to-market accounting the purchase or sale of energy commodities are reflected at fair market value, net of reserves, with resulting unrealized gains and losses recorded as assets and liabilities from risk management and trading activities in the consolidated balance sheets.

     We determine fair market value using actively-quoted prices when available. We consider quotes for exchange-traded contracts and over-the-counter quotes obtained from independent brokers to be actively-quoted.

     When actively-quoted prices are not available, we use prices provided by other external sources. This includes quarterly and calendar year quotes from independent brokers. We shape quarterly and calendar year quotes into monthly prices based on historical relationships.

     For options, long-term contracts and other contracts where price quotes are not available, we use models and other valuation methods. For illiquid or unquoted market locations, we consider the historical relationship to readily-available market quotations. The valuation models we employ utilize spot prices, forward prices, historical market data and other factors to forecast future prices.

     For non-exchange traded contracts, we calculate fair market value based on the average of the bid and offer price, and we discount to reflect net present value. We maintain certain reserves for a number of risks associated with the valuation of future commitments. These include reserves for liquidity and credit risks based on the financial condition of counterparties. The liquidity reserve represents the cost that would be incurred if all unmatched positions were closed-out or hedged. As we mark positions to a mid-market value this reserve adjusts the mid-market valuation to the bid or offer, after taking into consideration offsetting positions, to reflect the true cash flow that would be realized upon exiting the net position.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     A credit reserve is also recorded to represent estimated credit losses on our overall exposure to counterparties, taking into account netting arrangements; expected default experience for the credit rating of the counterparties; and the overall diversification of the portfolio. Counterparties in the portfolio consist principally of major energy companies, municipalities, and local distribution companies. We maintain credit policies that management believes minimize overall credit risk. Determination of the credit quality of counterparties is based upon a number of factors, including credit ratings, financial condition, project economics and collateral requirements. When applicable, we employ standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty.

     The use of models and other valuation methods to determine fair market value often requires subjective and complex judgment. Actual results could differ from the results estimated through application of these methods. However, essentially all of our marketing and trading activities are structured activities. This means our portfolio of forward sales positions is substantially hedged with a portfolio of forward purchases that protects the economic value of the sales transactions. Our practice is to hedge within timeframes established by the ERMC.

REGULATORY ACCOUNTING

     APS is regulated by the ACC and the FERC. The accompanying financial statements reflect the rate-making policies of these commissions. For regulated operations, we prepare our financial statements in accordance with SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 requires a cost-based, rate-regulated enterprise to reflect the impact of regulatory decisions in its financial statements.

     During 1997, the EITF of the FASB issued EITF 97-4. EITF 97-4 requires that SFAS No. 71 be discontinued no later than when legislation is passed or a rate order is issued that contains sufficient detail to determine its effect on the portion of the business being deregulated, which could result in write-downs or write-offs of physical and/or regulatory assets. Additionally, the EITF determined that regulatory assets should not be written off if they are to be recovered from a portion of the entity which continues to apply SFAS No. 71.

     The 1999 Settlement Agreement was approved by the ACC in September 1999 (see Note 3 for a discussion of the agreement). Consequently, we have discontinued the application of SFAS No. 71 for our generation operations. As a result, we tested the generation assets for impairment and determined that the generation assets were not impaired. Pursuant to the 1999 Settlement Agreement, a regulatory disallowance removed $234 million pretax ($183 million net present value) from ongoing regulatory cash flows and was recorded as a net reduction of regulatory assets. This reduction ($140 million after income taxes) was reported as an extraordinary charge on the income statement during the third quarter of 1999. Prior to the 1999 Settlement Agreement, under the 1996 regulatory agreement (see Note 3), the ACC accelerated the amortization of substantially all of our regulatory assets to an eight-year period that would have ended June 30, 2004.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The regulatory assets to be recovered under the 1999 Settlement Agreement are currently being amortized as follows (dollars in millions):

                                                         1/1 - 6/30
     1999       2000       2001       2002       2003       2004      Total
     ----       ----       ----       ----       ----       ----      -----
     $164       $158       $145       $115       $86        $18       $686

Regulatory assets are reported as deferred debits on the consolidated balance sheets. As of December 31, 2001 and 2000, they are comprised of the following (dollars in millions):

                                                                 December 31,
                                                              ------------------
                                                               2001        2000
                                                              ------      ------
Remaining balance recoverable under the 1999
  Settlement Agreement (a)                                    $  219      $  364
Spent fuel storage (Note 10)                                      43          40
Electric industry restructuring transition costs (Note 3)         34          24
Other                                                             46          42
                                                              ------      ------
  Total regulatory assets                                     $  342      $  470
                                                              ======      ======

(a) The majority of our unamortized regulatory assets above relates to deferred income taxes (see Note 4) and rate synchronization cost deferrals (see "Rate Synchronization Cost Deferrals" below).

Regulatory liabilities are included in deferred credits and other on the consolidated balance sheets. As of December 31, 2001 and 2000, they are comprised of the following (dollars in millions):

                                                                 December 31,
                                                              ------------------
                                                               2001        2000
                                                              ------      ------
Deferred gains on utility property                            $   20      $   20
Other                                                              7           8
                                                              ------      ------
  Total regulatory liabilities                                $   27      $   28
                                                              ======      ======

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The consolidated balance sheets include the amounts listed below for generation assets not subject to SFAS No. 71 (dollars in millions):

                                                               December 31,
                                                           --------------------
                                                            2001         2000
                                                           -------      -------
Electric plant in service and held for future use ......   $ 3,954      $ 3,854
Accumulated depreciation and amortization ..............    (1,990)      (1,902)
Construction work in progress ..........................       824          304
Nuclear fuel, net of amortization ......................        49           47

UTILITY PLANT AND DEPRECIATION

     Utility plant is the term we use to describe the business property and equipment that supports electric service, consisting primarily of generation, transmission, and distribution facilities. We report utility plant at its original cost, which includes:

     *    material and labor;
     *    contractor costs;
     *    construction overhead costs (where applicable); and
     * capitalized interest or an allowance for funds used during construction.

     We charge retired utility plant, plus removal costs less salvage realized, to accumulated depreciation. See Note 2 for information on a new accounting standard that impacts accounting for removal costs.

     We record depreciation on utility property on a straight-line basis. For the years 1999 through 2001 the rates, as prescribed by our regulators, ranged from a low of 1.49% to a high of 20%. The weighted-average rate was 3.40% for 2001, 3.40% for 2000, and 3.34% for 1999. We depreciate non-utility property and equipment over the estimated useful lives of the related assets, ranging from 3 to 30 years. We expense the costs of plant outages, major maintenance and routine maintenance as incurred.

EL DORADO INVESTMENTS

     El Dorado accounts for its investments using the equity method. Net other income has consisted primarily of El Dorado's share of the earnings of a venture capital partnership. We record our share of the earnings from the partnership as the partnership adjusts the value of its investments. In 2001, El Dorado received a distribution of securities representing substantially all of El Dorado's investment in the partnership. The securities were sold in the first quarter of 2001 and a gain was recognized in other income. The book value of El Dorado's investment in the partnership was approximately $1 million at December 31, 2001, and $7 million at December 31, 2000. El Dorado's net investment book value was approximately $10 million at December 31, 2001 and $21 million at December 31, 2000.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CAPITALIZED INTEREST

     Capitalized interest represents the cost of debt funds used to finance construction of utility plants. Plant construction costs, including capitalized interest, are expensed through depreciation when completed projects are placed into commercial operation. Capitalized interest does not represent current cash earnings. The rate used to calculate capitalized interest was a composite rate of 6.13% for 2001, 6.62% for 2000, and 6.65% for 1999.

REVENUES

     We record electric operating revenues on the accrual basis, which includes estimated amounts for service rendered but unbilled at the end of each accounting period. We exclude sales taxes on electric revenues from both revenue and taxes other than income taxes. Other than revenues and purchased power costs related to energy trading activities, revenues are reported on a gross basis in our income statements. See Note 19 for information related to a change in presentation of certain marketing and trading revenues to a net basis.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

RATE SYNCHRONIZATION COST DEFERRALS

     As authorized by the ACC, operating costs (excluding fuel) and financing costs of Palo Verde Units 2 and 3 were deferred from the commercial operation dates (September 1986 for Unit 2 and January 1988 for Unit 3) until the date the units were included in a rate order (April 1988 for Unit 2 and December 1991 for Unit 3). In accordance with the 1999 Settlement Agreement, we are continuing to accelerate the amortization of the deferrals over an eight-year period that will end June 30, 2004. Amortization of the deferrals is included in depreciation and amortization expense in the consolidated statements of income.

NUCLEAR FUEL

     APS charges nuclear fuel to fuel expense by using the unit-of-production method. The unit-of-production method is an amortization method that is based on actual physical usage. APS divides the cost of the fuel by the estimated number of thermal units that it expects to produce with that fuel. APS then multiplies that rate by the number of thermal units that it produces within the current period. This calculation determines the current period nuclear fuel expense.

     APS also charges nuclear fuel expense for the permanent disposal of spent nuclear fuel. The United States Department of Energy (DOE) is responsible for the permanent disposal of spent nuclear fuel, and it charges APS $0.001 per kWh of nuclear generation. See Note 10 for information about spent nuclear fuel disposal and Note 11 for information on nuclear decommissioning costs.

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                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INCOME TAXES

     Income taxes are provided using the asset and liability approach prescribed by SFAS No. 109. We file our federal income tax return on a consolidated basis and we file our state income tax returns on a consolidated or unitary basis. In accordance with our intercompany tax sharing agreement, federal and state income taxes are allocated to each subsidiary as though each subsidiary filed a separate income tax return. Any difference between the aforementioned allocations and the consolidated (and unitary) income tax liability is attributed to the parent company.

REACQUIRED DEBT COSTS

     For debt related to the regulated portion of APS' business, APS amortizes those gains and losses incurred upon early retirement over the remaining life of the debt. In accordance with the 1999 Settlement Agreement, APS is continuing to accelerate reacquired debt costs over an eight-year period that will end June 30, 2004. All regulatory asset amortization is included in depreciation and amortization expense in the consolidated statements of income.

REAL ESTATE INVESTMENTS

     Real estate investments primarily include SunCor's land, home inventory and investments in joint ventures. Land includes acquisition costs, infrastructure costs, property taxes and capitalized interest directly associated with the acquisition and development of each project. Land under development and land held for future development are stated at accumulated cost, except to the extent that such land is believed to be impaired, it is written down to fair value. Land held for sale is stated at the lower of accumulated cost or estimated fair value less costs to sell. Home inventory consists of construction costs, improved lot costs, capitalized interest and property taxes on homes under construction. Home inventory is stated at the lower of accumulated cost or estimated fair value less costs to sell. Investments in joint ventures for which SunCor does not have a controlling financial interest are not consolidated but are accounted for using the equity method of accounting.

2.   ACCOUNTING MATTERS

     In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." This standard is effective for the year beginning January 1, 2002. We have no goodwill recorded in our consolidated balance sheets. The impacts of this new standard are not material to our financial statements.

     In August 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." The standard requires the estimated present value of the cost of decommissioning and certain other removal costs to be recorded as a liability, along with an offsetting plant asset, when a decommissioning or other removal obligation is incurred. We are currently evaluating the impacts of the new standard, which is effective for the year beginning January 1, 2003.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions for the disposal of a segment of a business. SFAS No. 144 is effective for the year beginning January 1, 2002. This standard does not impact our financial statements at adoption.

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                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In 2001, the American Institute of Certified Public Accountants (AICPA) issued an exposure draft of a proposed Statement of Position (SOP), "Accounting for Certain Costs Related to Property, Plant, and Equipment." This proposed SOP would create a project timeline framework for capitalizing costs related to property, plant and equipment (PP&E) construction, which require that PP&E assets be accounted for at the component level, and require administrative and general costs incurred in support of capital projects to be expensed in the current period. The AICPA plans to issue the final SOP in the fourth quarter of 2002.

     In 1986, APS entered into agreements with three separate special purpose entity (SPE) lessors in order to sell and lease back interests in Palo Verde Unit 2 (see Note 8). The leases are accounted for as operating leases in accordance with GAAP. In February 2002, the FASB discussed issues related to special purpose entities. It is expected that FASB will issue additional guidance on accounting for SPEs later this year. As a result of future FASB actions, we may be required to consolidate the Palo Verde SPEs in our financial statements. If consolidation is required, the assets and liabilities of the SPEs that relate to the sale-leaseback transactions would be reflected on our consolidated balance sheets. The SPE debt that is not reflected on our consolidated balance sheets is approximately $300 million at December 31, 2001. Rating agencies have already considered this debt when evaluating our credit ratings.

3.   REGULATORY MATTERS

ELECTRIC INDUSTRY RESTRUCTURING

STATE

     1999 SETTLEMENT AGREEMENT. On May 14, 1999, APS entered into a comprehensive 1999 Settlement Agreement with various parties, including representatives of major consumer groups, related to the implementation of retail electric competition. On September 23, 1999, the ACC voted to approve the 1999 Settlement Agreement, with some modifications.

     On December 13, 1999, two parties filed lawsuits challenging the ACC's approval of the 1999 Settlement Agreement. Each party bringing the lawsuits appealed the ACC's order approving the 1999 Settlement Agreement directly to the Arizona Court of Appeals, as provided by Arizona law. In one of the appeals, on December 26, 2000, the Arizona Court of Appeals affirmed the ACC's approval of the 1999 Settlement Agreement. This decision was not appealed and has become final. In the other appeal, on April 5, 2001, the Arizona Court of Appeals again affirmed the ACC's approval of the 1999 Settlement Agreement. The Arizona Consumers Council, which filed that appeal, petitioned the Arizona Supreme Court for review of the Court of Appeals' decision. On October 5, 2001, the Arizona Supreme Court agreed to hear the appeal on the single issue of whether the ACC could itself become a party to the 1999 Settlement Agreement by virtue of its approval of the 1999 Settlement Agreement. On December 14, 2001, the Arizona Supreme Court vacated its own October 5, 2001 order accepting jurisdiction and decided to dismiss the appeal. As a result, the judicial challenges to the 1999 Settlement Agreement have terminated. Consistent with its obligations under the 1999 Settlement Agreement, on January 7, 2002, APS and the ACC filed in Maricopa County, Arizona Superior Court a stipulation to dismiss all of APS' litigation

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


pending against the ACC. On January 15, 2002, a Maricopa County Superior Court judge issued an order dismissing such litigation.

     The following are the major provisions of the 1999 Settlement Agreement, as approved:

     * APS has reduced, and will reduce, rates for standard-offer service for customers with loads less than three MW in a series of annual retail electricity price reductions of 1.5% beginning July 1, 1999 through July 1, 2003, for a total of 7.5%. The first reduction of approximately $24 million ($14 million after income taxes) included the July 1, 1999 retail price decrease of approximately $11 million ($7 million after income taxes) related to the 1996 regulatory agreement. See "1996 Regulatory Agreement" below. Based on the price reductions authorized in the 1999 Settlement Agreement, there were also retail price decreases of approximately $28 million ($17 million after taxes), or 1.5%, effective July 1, 2000, and approximately $27 million ($16 million after taxes), or 1.5%, effective July 1, 2001. For customers having loads three MW or greater, standard-offer rates will be reduced in varying annual increments that total 5% in the years 1999 through 2002.

     * Unbundled rates being charged by APS for competitive direct access service (for example, distribution services) became effective upon approval of the 1999 Settlement Agreement, retroactive to July 1, 1999, and also became subject to annual reductions beginning January 1, 2000, that vary by rate class, through January 1, 2004.

     * There will be a moratorium on retail price changes for standard-offer and unbundled competitive direct access services until July 1, 2004, except for the price reductions described above and certain other limited circumstances. Neither the ACC nor APS will be prevented from seeking or authorizing rate changes prior to July 1, 2004 in the event of conditions or circumstances that constitute an emergency, such as an inability to finance on reasonable terms, or material changes in APS' cost of service for ACC-regulated services resulting from federal, tribal, state or local laws, regulatory requirements, judicial decisions, actions or orders.

     * APS will be permitted to defer for later recovery prudent and reasonable costs of complying with the ACC electric competition rules, system benefits costs in excess of the levels included in then-current
          (1999) rates, and costs associated with the "provider of last resort" and standard-offer obligations for service after July 1, 2004. These costs are to be recovered through an adjustment clause or clauses commencing on July 1, 2004.

     * APS' distribution system opened for retail access effective September 24, 1999. Customers were eligible for retail access in accordance with the phase-in adopted by the ACC under the electric competition rules (see "Retail Electric Competition Rules" below), including an additional 140 MW being made available to eligible non-residential customers. APS opened its distribution system to retail access for all customers on January 1, 2001.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     * Prior to the 1999 Settlement Agreement, APS was recovering substantially all of its regulatory assets through July 1, 2004, pursuant to the 1996 regulatory agreement. In addition, the 1999 Settlement Agreement states that APS has demonstrated that its allowable stranded costs, after mitigation and exclusive of regulatory assets, are at least $533 million net present value. APS will not be allowed to recover $183 million net present value of the above amounts. The 1999 Settlement Agreement provides that APS will have the opportunity to recover $350 million net present value through a competitive transition charge that will remain in effect through December 31, 2004, at which time it will terminate. The costs subject to recovery under the adjustment clause described above will be decreased or increased by any over/under-recovery due to sales volume variances.

     * APS will form, or cause to be formed, a separate corporate affiliate or affiliates and transfer to such affiliate(s) its competitive electric assets and services at book value as of the date of transfer, and will complete the transfer no later than December 31, 2002. Accordingly, APS plans to complete the move of such assets and services from APS to the parent company or to Pinnacle West Energy by the end of 2002, as required, although the ACC's recent establishment of a "generic" docket to consider electric industry restructuring in Arizona and the consolidation of that docket with APS' request for approval of a PPA between Pinnacle West and APS could affect APS' ability to transfer assets to Pinnacle West Energy. APS will be allowed to defer and later collect, beginning July 1, 2004, sixty-seven percent of its costs to accomplish the required transfer of generation assets to an affiliate.

     As discussed in Note 1 above, we have discontinued the application of SFAS No. 71 for our generation operations.

     PROPOSED RULE VARIANCE AND PURCHASE POWER AGREEMENT. As authorized by the 1999 Settlement Agreement, APS intends to move substantially all of its generation assets to Pinnacle West Energy no later than December 31, 2002. Commencing upon the transfer of the fossil-fueled generating assets and the receipt of certain regulatory approvals, Pinnacle West Energy expects to sell its power at wholesale to Pinnacle West's marketing and trading division, which, in turn, is expected to sell power to APS and to non-affiliated power purchasers. In a filing with the ACC on October 18, 2001, APS requested the ACC to:

     * grant APS a partial variance from an ACC rule that would obligate APS to acquire all of its customers' standard-offer, full-service generation requirements from the competitive market (with at least 50% of those requirements coming from a "competitive bidding" process) starting in 2003; and

     *    approve as just and reasonable a long-term purchase power agreement
          (PPA) between APS and Pinnacle West.

APS has requested these ACC actions to ensure ongoing reliable service to APS standard-offer, full-service customers in a volatile generation market and to recognize Pinnacle West Energy's significant investment to serve APS load. The following are the major provisions of the PPA:

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     * The PPA would run through 2015, with three optional five-year renewal terms, which renewals would occur automatically unless notice is given by either APS or Pinnacle West.

     * The PPA would provide for all of APS' anticipated standard-offer generation needs, including any necessary reserves, except for (a) those provided by APS itself through renewable resources or other generation assets retained by APS; (b) amounts that APS is obligated by law to purchase from "qualified facilities" and other forms of distributed generation; and (c) any purchased power agreements that APS cannot transfer to Pinnacle West Energy.

     * Pinnacle West would assume contractual responsibility for reliability and would supplement any potential shortfall even after full utilization of Pinnacle West Energy's dedicated generating resources.

     * Pinnacle West would supply APS standard-offer requirements through a combination of (a) APS generation assets transferred to Pinnacle West Energy; (b) certain of Pinnacle West Energy's new Arizona generation projects to be constructed during the 2001-2004 period to reliably serve APS load requirements; (c) power procured by Pinnacle West under certain "dedicated contracts"; and (d) power procured on the open market, including a competitively-bid component described below.

     * Beginning in 2003, Pinnacle West would acquire 270 MW of APS standard-offer requirements on the open market through a competitive bidding process. This competitive bid obligation would be increased by an additional 270 MW each year through 2008 (representing approximately 23% of estimated 2008 peak load).

     * Pinnacle West would charge APS based on (a) a combination of fixed and variable price components for the Pinnacle West Energy assets, subject to periodic adjustment, and (b) a pass-through of Pinnacle West's costs to procure power from the remaining sources.

     * The PPA would take effect on the latest of the following events: (a) transfer of non-nuclear generating assets from APS to Pinnacle West Energy; (b) ACC approval of the rule variance and the PPA; and (c) the FERC's acceptance of the PPA and the companion agreement between Pinnacle West and Pinnacle West Energy.

     APS is required to transfer its competitive electric assets and services to one or more corporate affiliates on or before December 31, 2002. Consistent with that requirement, APS has been addressing the legal and regulatory requirements necessary to complete the transfer of its generation assets to Pinnacle West Energy, on or before that date. In anticipation of APS' transfer of generation assets, Pinnacle West Energy has completed, and is the process of developing and planning, various generation expansion projects so that APS can reliably meet the energy requirements of its Arizona customers.

     By letter dated January 14, 2002, the Chairman of the ACC stated that "the [ACC's] Electric Competition Rules, along with the Settlement Agreements approved for APS and [Tucson Electric Company], establish the framework for the

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


transition to a retail generation competitive market." The ACC Chairman then recommended that the ACC establish a new "generic" docket to "determine if changed circumstances require the [ACC] to take another look at electric restructuring in Arizona." Matters that would be addressed by the ACC in the new docket would include:

     * whether the ACC should continue implementation of the retail electric competition Rules adopted by the ACC in 1999 in their current form or with modifications;

     * whether the ACC should "slow the pace of the implementation of the [Rules] to provide an opportunity to consider the extent to which [Rule] modification and variance is in the public interest, including changing the direction to retail electric competition"; and

     * whether the ACC should "step back from electric industry restructuring until the [ACC] is convinced that there exists a viable competitive wholesale electric market to support retail electric competition in Arizona."

     On January 22, 2002 the ACC's Chief ALJ issued a procedural order by which a generic docket was opened. On February 8, 2002, the ACC's ALJ issued a procedural order which consolidated the ACC docket relating to APS' October 2001 filing with several other pending ACC dockets, including the generic docket. Although the order consolidates several dockets, it states that a hearing on the APS matter will commence on April 29, 2002. The order went on to state that, contrary to APS' position, the ALJ was construing the October 2001 filing as a request by APS to amend the ACC order that approved the 1999 Settlement Agreement.

     On March 22, 2002, the ACC Staff issued a report to the ACC recommending that the ACC address the following issues in the generic docket:

     * The extent and manner of the ACC's involvement in monitoring market conditions and/or mitigating the development of market power for generation and transmission;

     * The lack of guidance in the Rules regarding the mechanics of the "competitive bidding process" referenced above;

     * The consideration of alternatives to the transfer of generation assets required by the Rules (the ACC Staff stated that such transfers would be "unwise" at the present time and recommended that "all transfer and separation of utilities' assets be stayed pending the completion of the generic docket");

     * The consideration of transmission constraints that could impact the development of the wholesale power market;

     * The reassessment of adjustor mechanisms for standard-offer rates in light of problems with the development of a wholesale power market; and

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     * The adequacy of customer "shopping credits" in the context of the development of a competitive retail market (a shopping credit is the cost a customer does not pay to a utility distribution company if the customer obtains generation from another party).

Although not a specific ACC Staff recommendation, the report was also critical of certain aspects of the proposed purchase power agreement between APS and Pinnacle West.

     A modification to the competition Rules or the 1999 Settlement Agreement could, among other things, adversely affect APS' ability to transfer its generation assets to Pinnacle West Energy by December 31, 2002. Pinnacle West cannot predict the outcome of the consolidated docket or its effect on the specific requests in APS' October 2001 filing, the existing Arizona electric competition rules, or the 1999 Settlement Agreement.

     RETAIL ELECTRIC COMPETITION RULES. On September 21, 1999, the ACC voted to approve Rules that provide a framework for the introduction of retail electric competition in Arizona. Under the 1999 Settlement Agreement, the Rules are to be interpreted and applied, to the greatest extent possible, in a manner consistent with the 1999 Settlement Agreement. If the two cannot be reconciled, APS must seek, and the other parties to the 1999 Settlement Agreement must support, a waiver of the Rules in favor of the 1999 Settlement Agreement. On December 8, 1999, APS filed a lawsuit to protect its legal rights regarding the Rules. This lawsuit has been dismissed.

     On November 27, 2000, a Maricopa County, Arizona, Superior Court judge issued a final judgment holding that the Rules are unconstitutional and unlawful in their entirety due to failure to establish a fair value rate base for competitive electric service providers and because certain of the Rules were not submitted to the Arizona Attorney General for certification. The judgment also invalidates all ACC orders authorizing competitive electric service providers, including APSES, to operate in Arizona. We do not believe the ruling affects the 1999 Settlement Agreement. The 1999 Settlement Agreement was not at issue in the consolidated cases before the judge. Further, the ACC made findings related to the fair value of APS' property in the order approving the 1999 Settlement Agreement. The ACC and other parties aligned with the ACC have appealed the ruling to the Arizona Court of Appeals, as a result of which the Superior Court's ruling is automatically stayed pending further judicial review. In a similar appeal concerning the issuance of competitive telecommunications CC&N's, the Arizona Court of Appeals invalidated rates for competitive carriers due to the ACC's failure to establish a fair value rate base for such carriers. That case has been appealed to the Arizona Supreme Court, where a decision is pending.

     The Rules approved by the ACC include the following major provisions:

     * They apply to virtually all Arizona electric utilities regulated by the ACC, including APS.

     * Effective January 1, 2001, retail access became available to all APS retail electricity customers.

     * Electric service providers that get CC&N's from the ACC can supply only competitive services, including electric generation, but not electric transmission and distribution.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     * Affected utilities must file ACC tariffs that unbundle rates for noncompetitive services.

     * The ACC shall allow a reasonable opportunity for recovery of unmitigated stranded costs.

     * Absent an ACC waiver, prior to January 1, 2001, each affected utility (except certain electric cooperatives) must transfer all competitive electric assets and services either to an unaffiliated party or to a separate corporate affiliate. Under the 1999 Settlement Agreement, APS received a waiver to allow transfer of its competitive electric assets and services to affiliates no later than December 31, 2002. APS plans to complete the move of such assets by the end of 2002, as required, although the ACC's recent establishment of a "generic" docket to consider electric industry restructuring in Arizona and the consolidation of that docket with APS' request for approval of a PPA between Pinnacle West and APS could affect APS' ability to transfer assets to Pinnacle West Energy (see "Proposed Rule Variance and Purchase Power Agreement" above).

     PROVIDER OF LAST RESORT OBLIGATION. Although the Rules allow retail customers to have access to competitive providers of energy and energy services (see "Retail Electric Competition Rules" below), APS is the "provider of last resort" for standard-offer, full-service customers under rates that have been approved by the ACC. These rates are established until July 1, 2004. The 1999 Settlement Agreement allows APS to seek adjustment of these rates in the event of emergency conditions or circumstances, such as the inability to secure financing on reasonable terms, or material changes in APS' cost of service for ACC-regulated services resulting from federal, tribal, state or local laws, regulatory requirements, judicial decisions, actions or orders. Energy prices in the western wholesale market vary and, during the course of the last two years, have been volatile. At various times, prices in the spot wholesale market have significantly exceeded the amount included in APS' current retail rates. In the event of shortfalls due to unforeseen increases in load demand or generation outages, APS may need to purchase additional supplemental power in the wholesale spot market. Unless APS is able to obtain an adjustment of its rates under the emergency provisions of the 1999 Settlement Agreement, there can be no assurance that APS would be able to fully recover the costs of this power.

     1996 REGULATORY AGREEMENT. In April 1996, the ACC approved a regulatory agreement between the ACC Staff and APS. Based on the price reduction formula authorized in the agreement, the ACC approved retail price decreases (approximate) as follows (dollars in millions):

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       Annual Electric             Percentage
      Revenue Decrease              Decrease              Effective Date
      ----------------              --------              --------------
            $49                       3.4%                 July 1, 1996
            $18                       1.2%                 July 1, 1997
            $17                       1.1%                 July 1, 1998
            $11                       0.7%                 July 1, 1999 (a)

(a) Included in the first rate reduction under the 1999 Settlement Agreement (see above).

     The regulatory agreement also required that we infuse $200 million of common equity into APS in annual payments of $50 million from 1996 through 1999. All of these equity infusions were made by December 31, 1999.

     LEGISLATION. In May 1998, a law was enacted to facilitate implementation of retail electric competition in Arizona. The law includes the following major provisions:

     * Arizona's largest government-operated electric utility (Salt River Project) and, at their option, smaller municipal electric systems must
          (i) make at least 20% of their 1995 retail peak demand available to electric service providers by December 31, 1998 and for all retail customers by December 31, 2000; (ii) decrease rates by at least 10% over a ten-year period beginning as early as January 1, 1991; (iii) implement procedures and public processes comparable to those already applicable to public service corporations for establishing the terms, conditions, and pricing of electric services as well as certain other decisions affecting retail electric competition;

     * describes the factors which form the basis of consideration by Salt River Project in determining stranded costs; and

     * metering and meter reading services must be provided on a competitive basis during the first two years of competition only for customers having demands in excess of one MW (and that are eligible for competitive generation services), and thereafter for all customers receiving competitive electric generation.

GENERAL

     We cannot accurately predict the impact of full retail competition on our financial position, cash flows, results of operations, or liquidity. As competition in the electric industry continues to evolve, we will continue to evaluate strategies and alternatives that will position us to compete in the new regulatory environment.

FEDERAL

     In June 2001, the FERC adopted a price mitigation plan that constrains the price of electricity in the wholesale spot electricity market in the western United States. The plan remains in effect until September 30, 2002. We cannot accurately predict the overall financial impact of the plan on the various aspects of our business, including our wholesale and purchased power activities.

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                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   INCOME TAXES

INCOME TAXES

     Certain assets and liabilities are reported differently for income tax purposes than they are for financial statements. The tax effect of these differences is recorded as deferred taxes. We calculate deferred taxes using the current income tax rates.

     APS has recorded a regulatory asset related to income taxes on its balance sheets in accordance with SFAS No. 71. This regulatory asset is for certain temporary differences, primarily the allowance for equity funds used during construction. APS amortizes this amount as the differences reverse. In accordance with the 1999 Settlement Agreement, APS is continuing to accelerate its amortization of the regulatory asset for income taxes over an eight-year period that will end June 30, 2004 (see Note 1). We are including all regulatory asset amortization in depreciation and amortization expense on our consolidated statements of income. The components of income tax expense for continuing operations are (dollars in thousands):

                                              Year Ended December 31,
                                    -------------------------------------------
                                      2001             2000             1999
                                    ---------        ---------        ---------
Current
  Federal                           $ 184,893        $ 189,779        $ 171,491
  State                                45,845           42,306           37,501
                                    ---------        ---------        ---------
Total current                         230,738          232,085          208,992

Deferred                              (16,939)         (38,625)         (43,886)
ITC amortization                         (264)             740          (23,514)
                                    ---------        ---------        ---------
Total expense                       $ 213,535        $ 194,200        $ 141,592
                                    =========        =========        =========

The following chart compares pretax income at the 35% federal income tax rate to income tax expense (dollars in thousands):

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                  Year Ended December 31,
                                            -----------------------------------
                                              2001         2000         1999
                                            ---------    ---------    ---------
Federal income tax expense at 35%
  statutory rate                            $ 189,316    $ 173,786    $ 143,977
Increases (reductions) in tax expense
  resulting from:
  Preferred stock dividends of APS                 --           --          356
  ITC amortization                               (264)         740      (23,514)
  State income tax net of federal income
    tax benefit                                23,353       19,848       19,595
  Other                                         1,130         (174)       1,178
                                            ---------    ---------    ---------
Income tax expense                          $ 213,535    $ 194,200    $ 141,592
                                            =========    =========    =========

The components of the net deferred income tax liability were as follows (dollars in thousands):

                                                               December 31,
                                                         -----------------------
                                                            2001         2000
                                                         ----------   ----------
DEFERRED TAX ASSETS
  Deferred gain on Palo Verde Unit 2 sale-leaseback      $   25,374   $   27,056
  Risk management and trading activities                     73,043       15,002
  Other                                                     110,002       94,306
                                                         ----------   ----------
Total deferred tax assets                                   208,419      136,364
                                                         ----------   ----------
DEFERRED TAX LIABILITIES
  Plant-related                                           1,069,207    1,081,637
  Regulatory asset for income taxes                         121,757      172,082
  Risk management and trading activities                     85,692       19,892
                                                         ----------   ----------
Total deferred tax liabilities                            1,276,656    1,273,611
                                                         ----------   ----------
Accumulated deferred income taxes - net                  $1,068,237   $1,137,247
                                                         ==========   ==========

INVESTMENT TAX CREDIT

     Because of a 1994 rate settlement agreement, we accelerated amortization of substantially all of our ITCs over a five-year period that ended December 31, 1999.

INCOME TAX BENEFIT FROM DISCONTINUED OPERATIONS

     In 1999, the income tax benefit from discontinued operations for $38 million resulted from resolution of tax issues related to a former subsidiary, MeraBank, A Federal Savings Bank.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.   LINES OF CREDIT

     APS had committed lines of credit with various banks of $250 million at December 31, 2001 and 2000, which were available either to support the issuance of commercial paper or to be used for bank borrowings. The commitment fees at December 31, 2001 and 2000 for these lines of credit were 0.09% per annum. APS had no bank borrowings outstanding under these lines of credit at December 31, 2001 and 2000.

     APS' commercial paper borrowings outstanding were $171 million at December 31, 2001 and $82 million at December 31, 2000. The weighted average interest rate on commercial paper borrowings was 4.72% for the year ended December 31, 2001 and 6.64% for the year ended December 31, 2000. By Arizona statute, APS' short-term borrowings cannot exceed 7% of its total capitalization unless approved by the ACC.

     Pinnacle West had committed lines of credit with various banks of $250 million at December 31, 2001 and 2000, which were available either to support the issuance of commercial paper or to be used for bank borrowings. The commercial paper program was launched in May 2001. The commitment fees ranged from 0.10% to 0.15% in 2001 and 2000. There were no short-term bank borrowings outstanding at December 31, 2001 and $188 million outstanding at December 31, 2000. Pinnacle West commercial paper borrowings were $235 million at December 31, 2001. The weighted average interest rate on commercial paper borrowings was 3.50% for the year ended December 31, 2001.

     SunCor had revolving lines of credit totaling $140 million at December 31, 2001 and $120 million at December 31, 2000. The commitment fees were 0.125% in 2001 and 2000. SunCor had $128 million outstanding at December 31, 2001 and $110 million outstanding at December 31, 2000. The balance is included in long-term debt on the consolidated balance sheets (see Note 6).

6.   LONG-TERM DEBT

     Borrowings under the APS mortgage bond indenture are secured by substantially all utility plant. APS also has unsecured debt. SunCor's debt is collateralized by interests in certain real property and Pinnacle West's debt is unsecured. The following table presents the components of consolidated long-term debt outstanding at December 31, 2001 and 2000:

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (dollars in thousands)

                                                              December 31,
                               Maturity    Interest     -----------------------
                               Dates (a)     Rates         2001         2000
                               ---------     -----      ----------   ----------
APS
First mortgage bonds              2002       8.125%     $  125,000   $  125,000
                                  2004       6.625%         80,000       80,000
                                  2021         9.5%             --       45,140
                                  2021         9.0%             --       72,370
                                  2023        7.25%         54,150       70,650
                                  2024        8.75%        121,668      121,668
                                  2025         8.0%         33,075       33,075
                                  2028         5.5%         25,000       25,000
                                  2028       5.875%        154,000      154,000

Unamortized discount and
  premium                                                   (5,266)      (5,993)
Pollution control bonds        2024-2034   Adjustable
                                              rate (b)     386,860      476,860
Pollution control bonds           2029        3.30%(c)      90,000           --
Unsecured notes                   2004       5.875%        125,000      125,000
Unsecured notes                   2005        6.25%        100,000      100,000
Unsecured notes                   2005       7.625%        300,000      300,000
Unsecured notes                   2011       6.375%        400,000           --
Floating rate notes               2001     Adjustable
                                              rate (d)          --      250,000
Senior notes (e)                  2006        6.75%         83,695       83,695
Capitalized lease obligation   2001-2003      7.75%            417          709
Capitalized lease obligation      2006        5.89%            926           --
                                                        ----------   ----------
  Subtotal                                               2,074,525    2,057,174
                                                        ----------   ----------
SUNCOR
Revolving credit               2003-2004           (f)     128,000      110,000
Notes payable                  2001-2008           (g)       7,912        8,163
Bonds payable                     2024        5.95%          5,215        5,215
Bonds payable                     2026        6.75%          7,500           --
                                                        ----------   ----------
  Subtotal                                                 148,627      123,378
                                                        ----------   ----------
PINNACLE WEST
Revolving credit                  2001             (h)          --      188,000
Senior notes                   2003-2006           (i)     325,000       50,000
Floating rate notes               2003     Adjustable
                                              rate (j)     250,000           --
Capitalized lease obligation      2004        7.75%          1,066           --
                                                        ----------   ----------
  Subtotal                                                 576,066      238,000
                                                        ----------   ----------
Total long-term debt                                     2,799,218    2,418,552
  Less current maturities                                  126,140      463,469
                                                        ----------   ----------
TOTAL LONG-TERM DEBT
  LESS CURRENT
  MATURITIES                                            $2,673,078   $1,955,083
                                                        ==========   ==========

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(a) This schedule does not reflect the timing of redemptions that may occur prior to maturity.
(b) The weighted-average rate for the year ended December 31, 2001 was 2.55% and for December 31, 2000 was 4.06%. Changes in short-term interest rates would affect the costs associated with this debt.
(c) In November 2001 these bonds were converted to a one year fixed rate of 3.30%. These bonds were previously adjustable rate and from January 1, 2001 until October 31, 2001 the weighted average rate was 2.72%.
(d) The weighted-average rate for the year ended December 31, 2000 was 7.33%. Interest for 2000 was based on LIBOR plus 0.72%. (e) APS currently has outstanding $84 million of first mortgage bonds (senior note mortgage bonds) issued to the senior note trustee as collateral for the senior notes. The senior note mortgage bonds have the same interest rate, interest payment dates, maturity, and redemption provisions as the senior notes. APS' payments of principal, premium, and/or interest on the senior notes satisfy its corresponding payment obligations on the senior note mortgage bonds. As long as the senior note mortgage bonds secure the senior notes, the senior notes will effectively rank equally with the first mortgage bonds. When APS repays all of its first mortgage bonds, other than those that secure senior notes, the senior note mortgage bonds will no longer secure the senior notes and will cease to be outstanding.
(f) The weighted-average rate at December 31, 2001 was 5.31% and at December 31, 2000 was 8.61%. Interest for 2001 and 2000 was based on LIBOR plus 2% or prime plus 0.5%.
(g) Multiple notes primarily with variable interest rates based mostly on the lenders' prime plus 1.75% and lenders' prime plus .25%.
(h) The weighted-average rate at December 31, 2000 was 7.51%. Interest for 2000 was based on LIBOR plus 0.75%.
(i) Includes two series of notes: $25 million at 6.87% due in 2003 and $300 million at 6.4% due in 2006.
(j) The weighted average rate for the year ended December 31, 2001 was 4.65%. Interest for 2001 was based on LIBOR plus 0.98%.

     The Pinnacle West and APS bank agreements have financial covenants, including an interest coverage test and a debt ratio. We anticipate that we will be able to meet the covenant requirement levels.

     The following is a list of principal payments due on total long-term debt and sinking fund requirements through 2006:

     *    $125 million in 2002;
     *    $318 million in 2003;
     *    $507 million in 2004;
     *    $401 million in 2005; and
     *    $387 million in 2006.

     APS' first mortgage bondholders share a lien on substantially all utility plant assets (other than nuclear fuel and transportation equipment and other excluded assets). The mortgage bond indenture restricts the payment of common stock dividends under certain conditions. These conditions did not exist at December 31, 2001.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The parent company has issued parental guarantees and obtained surety bonds on behalf of its unregulated subsidiaries, primarily for Pinnacle West Energy's expansion plans and APSES' retail and energy business.

7.   RETIREMENT PLANS AND OTHER BENEFITS

PENSION PLAN

     Through 1999, Pinnacle West and its subsidiaries each sponsored defined benefit pension plans for their own employees. As of January 1, 2000, these plans were consolidated and now a single pension plan is sponsored by Pinnacle West for the employees of Pinnacle West and its subsidiaries. A defined benefit plan specifies the amount of benefits a plan participant is to receive using information about the participant. The plan covers nearly all of our employees. Our employees do not contribute to this plan. Generally, we calculate the benefits under this plan based on age, years of service, and pay. We fund the plan by contributing at least the minimum amount required under Internal Revenue Service regulations but no more than the maximum tax-deductible amount. The assets in the plan at December 31, 2001 were mostly domestic and international common stocks and bonds and real estate.

     Pension expense, including administrative costs and after consideration of amounts capitalized or billed to electric plant participants, was:

     *    $7 million in 2001;
     *    $2 million in 2000; and
     *    $4 million in 1999.

     The following table shows the components of net periodic pension cost before consideration of amounts capitalized or billed to electric plant participants (dollars in thousands):

                                                      2001         2000         1999
                                                    --------     --------     --------
Service cost - benefits earned during the period    $ 26,640     $ 24,955     $ 24,982
Interest cost on projected benefit obligation         62,920       58,361       52,905
Expected return on plan assets                       (77,340)     (77,231)     (68,335)
Amortization of:
  Transition asset                                    (3,227)      (3,227)      (3,226)
  Prior service cost                                   2,716        2,078        2,078
Net actuarial gain                                        --       (1,633)          --
                                                    --------     --------     --------
Net periodic pension cost                           $ 11,709     $  3,303     $  8,404
                                                    ========     ========     ========

     The following table shows a reconciliation of the funded status of the plan to the amounts recognized in the consolidated balance sheets (dollars in thousands):

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           2001         2000
                                                         ---------    ---------
Funded status - pension plan assets less than
  projected benefit obligation                           $(116,213)   $ (20,730)
Unrecognized net transition asset                          (13,554)     (16,781)
Unrecognized prior service cost                             24,465       18,558
Unrecognized net actuarial (gains)/losses                   94,952      (23,816)
                                                         ---------    ---------
Net pension liability recognized in the consolidated
  balance sheets                                         $ (10,350)   $ (42,769)
                                                         =========    =========

     The following table sets forth the defined benefit pension plan's change in projected benefit obligation for the plan years 2001 and 2000 (dollars in thousands):

                                                           2001         2000
                                                         ---------    ---------
Projected pension benefit obligation at
  beginning of year                                      $ 795,926    $ 742,638
Service cost                                                26,640       24,955
Interest cost                                               62,920       58,361
Benefit payments                                           (31,647)     (30,568)
Actuarial losses                                            18,625          540
Plan amendments                                              8,622           --
                                                         ---------    ---------
Projected pension benefit obligation at end of year      $ 881,086    $ 795,926
                                                         =========    =========

     The following table sets forth the defined benefit pension plan's change in the fair value of plan assets for the plan years 2001 and 2000 (dollars in thousands):

                                                           2001         2000
                                                         ---------    ---------
Fair value of pension plan assets at beginning of year   $ 775,196    $ 779,913
Actual gain/(loss) on plan assets                          (22,876)       1,851
Employer contributions                                      44,200       24,000
Benefit payments                                           (31,647)     (30,568)
                                                         ---------    ---------
Fair value of pension plan assets at end of year         $ 764,873    $ 775,196
                                                         =========    =========

We made the assumptions below to calculate the pension liability:

                                                           2001         2000
                                                         ---------    ---------
Discount rate                                               7.50%        7.75%
Rate of increase in compensation levels                     4.00%        4.25%
Expected long-term rate of return on assets                10.00%       10.00%

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


EMPLOYEE SAVINGS PLAN BENEFITS

     Through 1999, Pinnacle West and its subsidiaries each sponsored defined contribution savings plans for their own employees. As of January 1, 2000, these plans were consolidated and now a single defined contribution savings plan is sponsored by Pinnacle West for the employees of Pinnacle West and its subsidiaries. In a defined contribution plan, the benefits a participant will receive result from regular contributions they make to a participant account. Under this plan, we make matching contributions in Pinnacle West stock to participant accounts. At December 31, 2001 approximately 30% of total plan assets were in Pinnacle West stock. We recorded expenses for this plan of approximately $5 million for 2001 and $4 million for 2000 and 1999.

POSTRETIREMENT PLAN

     Through 1999, Pinnacle West and its subsidiaries each sponsored postretirement plans for their own employees. As of January 1, 2000, these plans were consolidated and now a single postretirement plan is sponsored by Pinnacle West for the employees of Pinnacle West and its subsidiaries. We provide medical and life insurance benefits to retired employees. Employees must retire to become eligible for these retirement benefits, which are based on years of service and age. For the medical insurance plans, retirees make contributions to cover a portion of the plan costs. For the life insurance plan, retirees do not make contributions to cover a portion of the plan costs. We retain the right to change or eliminate these benefits.

     Funding is based upon actuarially determined contributions that take tax consequences into account. Plan assets consist primarily of domestic stocks and bonds. The postretirement benefit expense after consideration of amounts capitalized or billed to electric plant participants, was:

     *    $6 million for 2001;
     *    $3 million for 2000; and
     *    $7 million for 1999.

     The following table shows the components of net periodic postretirement benefit costs before consideration of amounts capitalized or billed to electric plant participants (dollars in thousands):

                                                      2001         2000         1999
                                                    --------     --------     --------
Service cost - benefits earned during the period    $  9,438     $  8,613     $  8,939
Interest cost on accumulated benefit obligation       21,585       19,315       17,366
Expected return on plan assets                       (21,985)     (22,381)     (18,454)
Amortization of:
  Transition obligation                                7,698        7,698        7,698
  Net actuarial gains                                 (4,066)      (7,983)      (5,117)
                                                    --------     --------     --------
Net periodic postretirement benefit cost            $ 12,670     $  5,262     $ 10,432
                                                    ========     ========     ========

     The following table shows a reconciliation of the funded status of the plan to the amounts recognized in the consolidated balance sheets (dollars in thousands):

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                           2001         2000
                                                         ---------    ---------
Funded status - postretirement plan assets less
  than projected benefit obligation                      $ (80,544)   $ (14,851)
Unrecognized net obligation at transition                   84,748       92,446
Unrecognized net actuarial gains                            (8,606)     (81,280)
                                                         ---------    ---------
Net postretirement amount recognized in the balance
  sheets                                                 $  (4,402)   $  (3,685)
                                                         =========    =========

     The following table sets forth the postretirement benefit plan's change in accumulated benefit obligation for the plan years 2001 and 2000 (dollars in thousands):

                                                           2001         2000
                                                         ---------    ---------
Accumulated postretirement benefit obligation at
  beginning of year                                      $ 264,006    $ 231,989
Service cost                                                 9,438        8,613
Interest cost                                               21,585       19,315
Benefit payments                                           (10,194)      (8,905)
Actuarial losses                                            33,520       12,994
                                                         ---------    ---------
Accumulated postretirement benefit obligation at
  end of year                                            $ 318,355    $ 264,006
                                                         =========    =========

     The following table sets forth the postretirement benefit plan's change in the fair value of plan assets for the plan years 2001 and 2000 (dollars in thousands):

                                                           2001         2000
                                                         ---------    ---------
Fair value of postretirement plan assets at
  beginning of year                                      $ 249,154    $ 257,538
Actual loss on plan assets                                 (12,550)      (4,436)
Employer contributions                                      11,400        4,958
Benefit payments                                           (10,194)      (8,906)
                                                         ---------    ---------
Fair value of postretirement plan assets at the
  end of year                                            $ 237,810    $ 249,154
                                                         =========    =========

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     We made the assumptions below to calculate the postretirement liability:

                                                           2001         2000
                                                         ---------    ---------
Discount rate                                              7.50%        7.75%
Expected long-term rate of return on assets - after tax    8.86%        8.77%
Initial health care cost trend rate - under age 65         7.00%        7.00%
Initial health care cost trend rate - age 65 and over      7.00%        6.00%
Ultimate health care cost trend rate                       5.00%        5.00%
Year ultimate health care trend rate is reached            2006         2002

     The following table shows the effect of a 1% increase or decrease in the health care cost trend rate (dollars in millions):

                                                       1% increase   1% decrease
                                                       -----------   -----------
Effect on 2001 cost of postretirement benefits
  other than pensions                                      $  6         $ (5)
Effect on the accumulated postretirement benefit
  obligation at December 31, 2001                          $ 54         $(43)

8.   LEASES

     In 1986, APS sold about 42% of its share of Palo Verde Unit 2 and certain common facilities in three separate sale-leaseback transactions. APS accounts for these leases as operating leases. The gain of approximately $140 million was deferred and is being amortized to operations expense over 29.5 years, the original term of the leases. There are options to renew the leases for two additional years and to purchase the property for fair market value at the end of the lease terms. Consistent with the ratemaking treatment, an amount equal to the annual lease payments is included in rent expense. A regulatory asset is recognized for the difference between lease payments and rent expense calculated on a straight-line basis. See Note 2 for a discussion of special purpose entities, including the special purpose entities involved in the Palo Verde sale-leaseback transactions.

     The average amounts to be paid for the Palo Verde Unit 2 leases are approximately $49 million per year for the years 2002-2015.

     In accordance with the 1999 Settlement Agreement, APS is continuing to accelerate amortization of the regulatory asset for leases over an eight-year period that will end June 30, 2004 (see Note 1). All regulatory asset amortization is included in depreciation and amortization expense in the consolidated statements of income. The balance of this regulatory asset at December 31, 2001 was $24 million.

     In December 2000, APS purchased Units 1, 2, and 3 of West Phoenix Power Plant, which was previously leased under a capitalized lease obligation.

     In addition, we lease certain land, buildings, equipment, and miscellaneous other items through operating rental agreements with varying terms, provisions, and expiration dates.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Total lease expense was $56 million in 2001, $58 million in 2000, and $52 million in 1999.

     Estimated future minimum lease commitments, are approximately as follows (dollars in millions):

               Year
               2002                                         $  68
               2003                                            66
               2004                                            65
               2005                                            64
               2006                                            63
               Thereafter                                     543
                                                            -----
               Total future commitments                     $ 869
                                                            =====

9.   JOINTLY-OWNED FACILITIES

     APS shares ownership of some of its generating and transmission facilities with other companies. The following table shows APS' interest in those jointly-owned facilities recorded on the consolidated balance sheets at December 31, 2001. APS' share of operating and maintaining these facilities is included in the income statement in operations and maintenance expense. Each participant is entitled to its share of power generated.

                                           PERCENT                                 CONSTRUCTION
                                           OWNED BY     PLANT IN     ACCUMULATED     WORK IN
                                             APS         SERVICE     DEPRECIATION    PROGRESS
                                             ---        ---------    ------------    --------
                                                         (dollars in thousands)
Generating Facilities:
  Palo Verde Nuclear Generating Station
    Units 1 and 3                            29.1%     $1,822,369     $(862,880)      $10,984
  Palo Verde Nuclear Generating Station
    Unit 2 (see Note 8)                      17.0%        571,217      (278,234)       46,284
  Four Corners Steam Generating Station
    Units 4 and 5                            15.0%        150,298       (78,983)          503
  Navajo Steam Generating Station
    Units 1, 2, and 3                        14.0%        235,409      (104,189)        1,044
  Cholla Steam Generating Station
    Common Facilities (a)                    62.8%(b)      74,356       (41,555)        1,093
Transmission Facilities:
  ANPP 500KV System                          35.8%(b)      67,911       (24,293)          405
  Navajo Southern System                     31.4%(b)      27,053       (16,833)          202
  Palo Verde-Yuma 500KV System               23.9%(b)       9,685        (4,029)            8
  Four Corners Switchyards                   27.5%(b)       3,071        (1,945)           --
  Phoenix-Mead System                        17.1%(b)      36,418        (2,766)           --
  Palo Verde - Estrella 500KV System         50.0%(b)          --            --         2,215

(a) PacifiCorp owns Cholla Unit 4 and APS operates the unit for PacifiCorp. The common facilities at the Cholla Plant are jointly-owned.
(b)  Weighted average of interests.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  COMMITMENTS AND CONTINGENCIES

ENRON

     We recorded charges totaling $21 million before income taxes for exposure to Enron and its affiliates in the fourth quarter of 2001. This amount is comprised of a $15 million reserve for the Company's net exposure to Enron and its affiliates, and additional expenses of $6 million primarily related to 2002 power contracts with Enron that were canceled.

POWER SERVICE AGREEMENT

     By letter dated March 7, 2001, Citizens, which owns a utility in Arizona, advised APS that it believes APS has overcharged Citizens by over $50 million under a power service agreement. APS believes that its charges under the agreement were fully in accordance with the terms of the agreement. In addition, in testimony filed with the ACC on March 13, 2002, Citizens acknowledged that, based on its review, "if Citizens filed a complaint with FERC, it probably would lose the central issue in the contract interpretation dispute." APS and Citizens terminated the power service agreement effective July 15, 2001. In replacement of the power service agreement, the Company and Citizens entered into a power sale agreement under which the Company will supply Citizens with specified amounts of electricity and ancillary services through May 31, 2008. This new agreement does not address issues previously raised by Citizens with respect to charges under the original power service agreement through June 1, 2001.

SUNCOR

     On March 15, 2001, a jury returned a verdict against SunCor in the amount of $28.6 million, $25.7 million of which represented a punitive damage award, in a lawsuit in Maricopa County, Arizona, Superior Court entitled SunCor Development Company v. Bergstrom Corporation, CV 98-11472. The verdict was based on the Bergstrom Corporation's claims that it was defrauded in connection with the acquisition of approximately ten acres of land in a SunCor commercial development and a subsequent settlement agreement relating to those claims. On December 14, 2001, the Court ruled that the jury award was constitutionally excessive and reduced the punitive damage award to $5 million. Following this ruling, SunCor settled the matter for an amount that did not have a material impact on our 2001 results of operations.

PALO VERDE NUCLEAR GENERATING STATION

     Nuclear power plant operators are required to enter into spent fuel disposal contracts with DOE, and DOE is required to accept and dispose of all spent nuclear fuel and other high-level radioactive wastes generated by domestic power reactors. Although the Nuclear Waste Act required DOE to develop a permanent repository for the storage and disposal of spent nuclear fuel by 1998, the DOE has announced that the repository cannot be completed before 2010, and that it does not intend to begin accepting spent fuel prior to that date. In November 1997, the United States Court of Appeals for the District of Columbia Circuit (D.C. Circuit) issued a decision preventing the DOE from excusing its own delay, but refused to order the DOE to begin accepting spent nuclear fuel. Based on this decision and DOE's delay, a number of utilities filed damages actions against DOE in the Court of Federal Claims.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In February 2002 the Secretary of Energy recommended to President Bush that the Yucca Mountain, Nevada site be developed as a permanent repository for spent nuclear fuel. The President transmitted this recommendation to Congress. A congressional decision on this issue is expected sometime during mid-summer 2002. We cannot currently predict what further steps will be taken in this area.

     APS has existing fuel storage pools at Palo Verde and is in the process of completing construction of a new facility for on-site dry storage of spent fuel. With the existing storage pools and the addition of the new facility, APS believes that spent fuel storage or disposal methods will be available for use by Palo Verde to allow its continued operation through the term of the operating license for each Palo Verde unit.

     Although some low-level waste has been stored on-site in a low-level waste facility, APS is currently shipping low-level waste to off-site facilities. APS currently believes that interim low-level waste storage methods are or will be available for use by Palo Verde to allow its continued operation and to safely store low-level waste until a permanent disposal facility is available.

     APS currently estimates that it will incur $407 million (in 2001 dollars) over the life of Palo Verde for its share of the costs related to the on-site interim storage of spent nuclear fuel. As of December 31, 2001, APS had recorded a liability and regulatory asset of $43 million for on-site interim nuclear fuel storage costs related to nuclear fuel burned to date.

     The Palo Verde participants have insurance for public liability resulting from nuclear energy hazards to the full limit of liability under federal law. This potential liability is covered by primary liability insurance provided by commercial insurance carriers in the amount of $200 million and the balance by an industry-wide retrospective assessment program. If losses at any nuclear power plant covered by the programs exceed the accumulated funds, APS could be assessed retrospective premium adjustments. The maximum assessment per reactor under the program for each nuclear incident is approximately $88 million, subject to an annual limit of $10 million per incident. Based upon our interest in the three Palo Verde units, our maximum potential assessment per incident for all three units is approximately $77 million, with an annual payment limitation of approximately $9 million.

     The Palo Verde participants maintain "all risk" (including nuclear hazards) insurance for property damage to, and decontamination of, property at Palo Verde in the aggregate amount of $2.75 billion, a substantial portion of which must first be applied to stabilization and decontamination. APS has also secured insurance against portions of any increased cost of generation or purchased power and business interruption resulting from a sudden and unforeseen outage of any of the three units. The insurance coverage discussed in this and the previous paragraph is subject to certain policy conditions and exclusions.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FUEL AND PURCHASED POWER COMMITMENTS

     APS and Pinnacle West are parties to various fuel and purchased power contracts with terms expiring from 2002 through 2021 that include required purchase provisions. We estimate the contract requirements to be approximately $270 million in 2002; $124 million in 2003; $80 million in 2004; $65 million in 2005; and $68 million in 2006. However, this amount may vary significantly pursuant to certain provisions in such contracts that permit us to decrease required purchases under certain circumstances.

COAL MINE RECLAMATION OBLIGATIONS

     APS must reimburse certain coal providers for amounts incurred for coal mine reclamation. APS estimates its share of the total obligation to be about $103 million. The portion of the coal mine reclamation obligation related to coal already burned is about $59 million at December 31, 2001 and is included in deferred credits-other in the consolidated balance sheets.

     A regulatory asset has been established for amounts not yet recovered from ratepayers related to the coal obligations. In accordance with the 1999 Settlement Agreement with the ACC, APS is continuing to accelerate the amortization of the regulatory asset for coal mine reclamation over an eight-year period that will end June 30, 2004. Amortization is included in depreciation and amortization expense on the statements of income.

CALIFORNIA ENERGY MARKET ISSUES AND REFUNDS IN THE PACIFIC NORTHWEST

     SCE and PG&E have publicly disclosed that their liquidity has been materially and adversely affected because of, among other things, their inability to pass on to ratepayers the prices each has paid for energy and ancillary services procured through the PX and the ISO.

     We are closely monitoring developments in the California energy market and the potential impact of these developments on us and our subsidiaries. We have evaluated, among other things, SCE's role as a Palo Verde and Four Corners participant; APS' transactions with the PX and the ISO; contractual relationships with SCE and PG&E; APSES' retail transactions involving SCE and PG&E; and marketing and trading exposures. Based on our evaluations, we have reserved $10 million before income taxes for our credit exposure related to the California energy situation, $5 million of which was recorded in the fourth quarter of 2000 and $5 million of which was recorded in first quarter of 2001. We cannot predict with certainty, however, the impact that any future resolution or attempted resolution, of the California energy market situation may have on us or our subsidiaries or the regional energy market in general.

     In July 2001, the FERC ordered an expedited fact-finding hearing to calculate refunds for spot market transactions in California during a specified time frame. This order calls for a hearing, with findings of fact due to the FERC after the California ISO and PX provide necessary historical data. The FERC also ordered an evidentiary proceeding to discuss and evaluate possible refunds for the Pacific Northwest. The ALJ at the FERC in charge of that evidentiary proceeding made an initial finding that no refunds were appropriate. The Pacific Northwest issues will now be addressed by the FERC Commissioners. Although the FERC has not yet made a final ruling in the Pacific Northwest matter or calculated the specific refund amounts due in California, we do not expect that the resolution of these issues, as to the amounts alleged in the proceedings, will have a material adverse impact on our financial position, results of operations or liquidity.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     On March 19, 2002, the State of California filed a complaint with the FERC alleging that wholesale sellers of power and energy, including Pinnacle West, failed to properly file rate information at the FERC in connection with sales to California from 2000 to the present. STATE OF CALIFORNIA V. BRITISH COLUMBIA POWER EXCHANGE ET. AL., Docket No. EL02-71-000. The complaint requests the FERC to require the wholesale sellers to refund any rates that are "found to exceed just and reasonable levels." The complaint indicates that Pinnacle West sold approximately $106 million of power to the California Department of Water Resources from January 17, 2001 to October 31, 2001 and does not allege any amount above "just and reasonable levels." We believe that the claims as they relate to Pinnacle West are without merit.

CONSTRUCTION PROGRAM

     Consolidated capital expenditures in 2002 are estimated to be (dollars in millions):

          APS                                            $   498
          Pinnacle West Energy                               411
          SunCor                                              79
          Other (primarily APSES and
               Pinnacle West)                                 35
                                                         -------
                   Total                                 $ 1,023
                                                         =======

GENERATION EXPANSION

     Pinnacle West Energy has completed or announced plans to build about 3,420 MW of natural gas-fired generating capacity from 2000 through 2007 at an estimated cost of about $1.9 billion. This does not reflect an expected reimbursement in 2004 by SNWA of $100 million of Pinnacle West Energy's cumulative capital expenditures in the Silverhawk project in exchange for SNWA's purchase of a 25% interest in the project. Our expansion plan will be sized to meet native load growth, cash flow and market conditions. Pinnacle West Energy is currently funding its capital requirements through capital infusions from Pinnacle West, which finances those infusions through debt financings and internally-generated cash. As Pinnacle West Energy develops and obtains additional generation assets, including APS' existing generation assets, Pinnacle West Energy expects to fund its capital requirements through internally-generated cash and its own debt issuances.

     Pinnacle West Energy has completed or is currently planning the following projects:

     * A 650 MW expansion of the West Phoenix Power Plant in Phoenix. The 120 MW West Phoenix Unit 4 began commercial operation on June 1, 2001. Construction has begun on the 530 MW West Phoenix Unit 5, with commercial operation expected to begin in mid-2003.

     * The construction of a four-unit combined cycle 2,120 MW generating station near Palo Verde, called Redhawk. Construction of Units 1 and 2 began in December 2000, and commercial operation is currently scheduled for the summer of 2002. Although Pinnacle West Energy currently plans to bring Units 3 and 4 on line in or before the first quarter of 2007, equipment procurement, engineering and construction plans will allow for these units to come on line as early as 2005 if warranted by market conditions.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     * The construction of an 80 MW simple-cycle power plant at Saguaro in Southern Arizona. Commercial operation is currently scheduled for the summer of 2002.

     * Development of an electric generating station 20 miles north of Las Vegas, Nevada. Construction of the 570 MW Silverhawk combined-cycle plant is expected to begin in the spring of 2002, with an expected commercial operation date of mid-2004. Pinnacle West Energy has signed a 25% participation agreement with Las Vegas-based SNWA.

     * A Pinnacle West Energy affiliate is exploring the possibility of creating an underground natural gas storage facility on Company-owned land west of Phoenix. A feasibility study is in progress to determine if the proposed acreage can support a natural gas storage cavern.

LITIGATION

     We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In our opinion, the ultimate resolution of these matters will not have a material adverse effect on our financial statements or liquidity.

11.  NUCLEAR DECOMMISSIONING COSTS

     APS recorded $11 million for nuclear decommissioning expense in each of the years 2001, 2000, and 1999. APS estimates it will cost about $1.8 billion ($506 million in 2001 dollars) to decommission its share of the three Palo Verde units. The majority of decommissioning costs are expected to be incurred over a 14-year period beginning in 2024. APS charges decommissioning costs to expense over each unit's operating license term and includes them in the accumulated depreciation balance until each unit is retired. Nuclear decommissioning costs are recovered in rates.

     APS' current estimates are based on a 2001 site-specific study for Palo Verde that assumes the prompt removal/dismantlement method of decommissioning. An independent consultant prepared this study. APS is required to update the study every three years.

     To fund the costs APS expects to incur to decommission the plant, APS established external decommissioning trusts in accordance with NRC regulations. APS invests the trust funds primarily in fixed income securities and domestic stock and classifies them as available for sale. Realized and unrealized gains and losses are reflected in accumulated depreciation in accordance with industry practice. The following table shows the cost and fair value of our nuclear decommissioning trust fund assets which are reported in investments and other assets on the consolidated balance sheets at December 31, 2001 and 2000 (dollars in millions):

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                     2001       2000
                                                    ------     ------
               Trust fund assets - at cost
                 Fixed income securities            $  103     $   94
                 Domestic stock                         61         52
                                                    ------     ------
               Total                                $  164     $  146
                                                    ======     ======

               Trust fund assets - fair value
                 Fixed income securities            $  106     $   97
                 Domestic stock                         96        100
                                                    ------     ------
               Total                                $  202     $  197
                                                    ======     ======

     See Note 2 for information on a new accounting standard on accounting for certain liabilities related to closure or removal of long-lived assets.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Consolidated quarterly financial information for 2001 and 2000 is as follows:

                (dollars in thousands, except per share amounts)

                                                          2001
                                   -----------------------------------------------------
QUARTER ENDED                       March 31      June 30     September 30   December 31
                                   ----------    ----------   ------------   -----------
Operating revenues (a)
  Electric retail segment          $  412,807    $  739,317    $  973,398    $  436,567
  Marketing and trading
    segment (b)                       258,296       233,841       141,674        17,419
  Real estate                          32,335        32,454        43,024        61,095
  Other revenues                        1,543         1,653         2,682         5,893
Operating income                   $  136,646    $  140,010    $  298,752    $  100,615
Income from continuing
  operations                       $   62,205    $   66,857    $  162,499    $   35,806
Cumulative effect of change in
  accounting - net of income tax       (2,755)           --       (12,446)           --
                                   ----------    ----------    ----------    ----------
Net income                         $   59,450    $   66,857    $  150,053    $   35,806
                                   ==========    ==========    ==========    ==========

Earnings (loss) per weighted
  average common share
  outstanding - basic
  Continuing operations - basic    $     0.73    $     0.79    $     1.92    $     0.42
  Cumulative effect of change
    in accounting - basic               (0.03)           --         (0.15)           --
                                   ----------    ----------    ----------    ----------

Earnings per weighted average
  common share outstanding-
  basic                            $     0.70    $     0.79    $     1.77    $     0.42
                                   ==========    ==========    ==========    ==========

Continuing operations - diluted    $     0.73    $     0.79    $     1.91    $     0.42
Cumulative effect of change
  in accounting - diluted               (0.03)           --         (0.14)           --
                                   ----------    ----------    ----------    ----------
Earnings per weighted average
  common share outstanding -
  diluted                          $     0.70    $     0.79    $     1.77    $     0.42
                                   ==========    ==========    ==========    ==========

Dividends declared per share       $    0.375    $    0.375    $    0.375    $     0.40

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                (dollars in thousands, except per share amounts)

                                                           2000
                                   -----------------------------------------------------
QUARTER ENDED                       March 31      June 30     September 30   December 31
                                   ----------    ----------   ------------   -----------
Operating revenues (a)
  Electric retail segment          $  379,428    $  547,091    $1,156,659    $  455,574
  Marketing and trading
    segment (b)                        35,287       105,166        95,479       182,600
  Real estate                          41,889        36,374        39,396        40,706
  Other revenues                           27           525         2,559           762
Operating income                   $   91,540    $  191,407    $  243,523    $  118,368
Net income                         $   54,070    $   89,901    $  116,049    $   42,312

Earnings per weighted average
  common share outstanding
  Net income - basic               $     0.64    $     1.06    $     1.37    $     0.50
  Net income - diluted             $     0.64    $     1.06    $     1.37    $     0.50
Dividends declared per share       $     0.35    $     0.35    $     0.35    $    0.375

(a) Electric revenues are seasonal in nature, with the peak sales periods generally occurring during the summer months. Comparisons among quarters of a year may not represent overall trends and changes in operations.
(b) See Note 19 for information related to a change in presentation of certain marketing and trading revenues to a net basis.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     We believe that the carrying amounts of our cash equivalents and commercial paper are reasonable estimates of their fair values at December 31, 2001 and 2000 due to their short maturities.

     We hold investments in debt and equity securities for purposes other than trading. The December 31, 2001 and 2000 fair values of such investments, which we determine by using quoted market values, approximate their carrying amount.

     On December 31, 2001, the carrying value of our long-term debt (excluding a capitalized lease obligation) was $2.80 billion, with an estimated fair value of $2.82 billion. The carrying value of our long-term debt (excluding a capitalized lease obligation) was $2.42 billion on December 31, 2000, with an estimated fair value of $2.48 billion. The fair value estimates are based on quoted market prices of the same or similar issues.

14.  EARNINGS PER SHARE

     The following table presents earnings per weighted average common share outstanding (EPS):

                                             2001          2000         1999
                                          ----------    ----------   ----------
Basic EPS:
  Continuing operations                   $     3.86    $     3.57   $     3.18
  Discontinued operations                         --            --         0.45
  Extraordinary charge                            --            --        (1.65)
  Cumulative effect of change in
    accounting                                 (0.18)           --           --
                                          ----------    ----------   ----------
Earnings per share-basic                  $     3.68    $     3.57   $     1.98
                                          ==========    ==========   ==========
Diluted EPS:
  Continuing operations                   $     3.85    $     3.56   $     3.17
  Discontinued operations                         --            --         0.45
  Extraordinary charge                            --            --        (1.65)
  Cumulative effect of change in
    accounting                                 (0.17)           --           --
                                          ----------    ----------   ----------
Earnings per share-diluted                $     3.68    $     3.56   $     1.97
                                          ==========    ==========   ==========

     Dilutive stock options increased average common shares outstanding by 212,491 shares in 2001, 202,738 shares in 2000, and 291,392 shares in 1999.
Total average common shares outstanding for the purposes of calculating diluted earnings per share were 84,930,140 shares in 2001, 84,935,282 shares in 2000, and 85,008,527 shares in 1999.

     Options to purchase 212,562 shares of common stock were outstanding at December 31, 2001 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. Options to purchase shares of common stock that were not included in the computation of diluted EPS were 517,614 at December 31, 2000 and 506,734 at December 31, 1999.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.  STOCK-BASED COMPENSATION

     Pinnacle West offers two stock incentive plans for officers and key employees of our company and our subsidiaries.

     One of the plans (1994 plan) provides for the granting of new options (which may be non-qualified stock options or incentive stock options) of up to
3.5 million shares at a price per option not less than the fair market value on the date the option is granted. The other plan (1985 plan) includes outstanding options but no new options will be granted from the plan. Options vest one-third of the grant per year beginning one year after the date the option is granted and expire ten years from the date of the grant. The plan also provides for the granting of any combination of shares of restricted stock, stock appreciation rights or dividend equivalents.

     The awards outstanding under the incentive plans at December 31, 2001 are 1,832,725 non-qualified stock options, 237,833 shares of restricted stock, and no incentive stock options, stock appreciation rights or dividend equivalents.

     SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, that a company record compensation expense based on the fair value of options granted (the fair value method). We continue to recognize expense based on Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

     If we had recorded compensation expense based on the fair value method, our net income and earnings per share would have been reduced to the following pro forma amounts (dollars in thousands):

                                             2001          2000          1999
                                           ---------     ---------     ---------
Net income
  As reported                              $ 312,166     $ 302,332     $ 167,887
  Pro forma (fair value method)            $ 309,800     $ 301,102     $ 166,913
Earnings per share - basic
  As reported                              $    3.68     $    3.57     $    1.98
  Pro forma (fair value method)            $    3.66     $    3.55     $    1.97

     In order to present the pro forma information above, we calculated the fair value of each fixed stock option in the incentive plans using the Black-Scholes option-pricing model. The fair value was calculated based on the date the option was granted. The following weighted-average assumptions were also used in order to calculate the fair value of the stock options:

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                 2001        2000        1999
                                                ------      ------      ------
Risk-free interest rate                           4.08%       5.81%       5.68%
Dividend yield                                    3.70%       3.48%       3.33%
Volatility                                       27.66%      32.00%      20.50%
Expected life (months)                              60          60          60

     The following table is a summary of the status of our stock option plans as of December 31, 2001, 2000, and 1999 and changes during the years ending on those dates:

                                       2001                      2000                        1999
                                     Weighted                  Weighted                    Weighted
                                      Average                   Average                     Average
                         2001        Exercise       2000       Exercise        1999        Exercise
                        Shares        Price        Shares        Price        Shares        Price
                       ---------    ----------    ---------    ----------    ---------    ----------
Outstanding at
  beginning of year    1,569,171      $37.55      1,441,124      $33.45      1,563,512      $27.95
Granted                  444,200       42.55        451,450       43.28        458,450       35.95
Exercised               (162,229)      28.53       (283,819)      20.90       (516,838)      18.19
Forfeited                (18,417)      41.67        (39,584)      39.86        (64,000)      40.36
                       ---------                  ---------                  ---------
Outstanding at end
  of year              1,832,725       39.52      1,569,171       37.55      1,441,124       33.45
                       ---------                  ---------                  ---------
Options exercisable
  at year-end            926,315       37.41        831,537       34.37        835,381       29.69
                       ---------                  ---------                  ---------
Weighted average
  fair value of
  options granted
  during the year                       8.84                      11.81                       7.05

     The following table summarizes information about our stock option plans at December 31, 2001:

                                             Weighted
                                 Weighted     Average                   Weighted
                                  Average    Remaining                   Average
    Exercise         Options     Exercise     Contract       Options    Exercise
Prices Per Share   Outstanding     Price    Life (Years)   Exercisable    Price
----------------   -----------     -----    ------------   -----------    -----
  $14.03-18.71        15,150      $18.09         0.5           15,150    $18.09
   18.71-23.39        88,284       20.53         2.3           88,284     20.53
   23.39-28.07        78,167       27.39         4.6           64,834     27.44
   28.07-32.75        72,250       31.44         4.8           72,250     31.44
   32.75-37.42       285,024       34.69         7.7          165,245     34.69
   37.42-42.10       217,500       40.15         6.1          175,500     39.95
   42.10-46.78     1,076,350       43.96         8.8          345,052     45.70
                   ---------                                ---------
                   1,832,725                                  926,315
                   =========                                =========

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


16.  BUSINESS SEGMENTS

     We have two principal business segments (determined by products, services and regulatory environment) which consist of regulated retail electricity business and related activities (electric retail business segment) and competitive business activities (marketing and trading segment). Our electric retail business segment currently includes activities related to electricity transmission and distribution, as well as electricity generation. Our marketing and trading business segment currently includes activities related to wholesale marketing and trading and APSES' competitive energy services.

     These reportable segments reflect a change in the reporting of our segment information. Before the fourth quarter of 2001, we had two segments (generation and delivery). The "generation segment" information combined our marketing and trading activities with our generation of electricity activities. The "delivery segment" included transmission and distribution activities.

     In the fourth quarter of 2001, APS filed with the ACC a proposed rule variance and purchase power agreement with the ACC (see Note 3) that inherently views our business in the new reportable segments described above. Internal management reporting has been changed to reflect this alignment. The corresponding information for earlier periods has been restated. The other amounts include activity relating to the parent company and other subsidiaries including SunCor and El Dorado. Financial data for the business segments is provided as follows (dollars in millions):

                                       Business Segments for the Year Ended
                                                 December 31, 2001
                                    -------------------------------------------
                                               Marketing
                                    Electric      and
                                     Retail    Trading(a)    Other      Total
                                    --------   ----------   --------   --------
Operating revenues                  $  2,562    $    651    $    181   $  3,394
Purchased power and fuel costs         1,161         334          --      1,495
Other operating expenses                 602          32         168        802
                                    --------    --------    --------   --------
  Operating margin                       799         285          13      1,097
Depreciation and amortization            423           1           4        428
Interest expense                         124          --           4        128
                                    --------    --------    --------   --------
  Pretax margin                          252         284           5        541
Income taxes                             100         112           2        214
                                    --------    --------    --------   --------
Income from continuing operations        152         172           3        327
Cumulative effect of change in
  accounting for derivatives -
  net of income taxes of $10             (15)         --          --        (15)
                                    --------    --------    --------   --------
Net income                          $    137    $    172    $      3   $    312
                                    ========    ========    ========   ========
Total assets                        $  6,938    $    556    $    488   $  7,982
                                    ========    ========    ========   ========
Capital expenditures                $  1,004    $     23    $    102   $  1,129
                                    ========    ========    ========   ========

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                       Business Segments for the Year Ended
                                                 December 31, 2000
                                    -------------------------------------------
                                               Marketing
                                    Electric      and
                                     Retail    Trading(a)    Other      Total
                                    --------   ----------   --------   --------
Operating revenues                   $  2,539    $    419   $    162   $  3,120
Purchased power and fuel costs          1,066         293         --      1,359
Other operating expenses                  538          21        130        689
                                     --------    --------   --------   --------
  Operating margin                        935         105         32      1,072
Depreciation and amortization             425           1          5        431
Interest expense                          141          --          4        145
                                     --------    --------   --------   --------
Pretax margin                             369         104         23        496
Income taxes                              144          41          9        194
                                     --------    --------   --------   --------
  Net income                         $    225    $     63   $     14   $    302
                                     ========    ========   ========   ========
Total assets                         $  6,326    $    386   $    451   $  7,163
                                     ========    ========   ========   ========
Capital expenditures                 $    665    $     --   $     50   $    715
                                     ========    ========   ========   ========


                                       Business Segments for the Year Ended
                                                 December 31, 1999
                                    -------------------------------------------
                                               Marketing
                                    Electric      and
                                     Retail    Trading(a)    Other      Total
                                    --------   ----------   --------   --------
Operating revenues                   $  1,916    $    154   $    130   $  2,200
Purchased power and fuel costs            433         137         --        570
Other operating expenses                  549           9         95        653
                                     --------    --------   --------   --------
  Operating margin                        934           8         35        977
Depreciation and amortization             417          --          3        420
Interest expense                          142          --          3        145
                                     --------    --------   --------   --------
  Pretax margin                           375           8         29        412
Income taxes                              129           3         10        142
                                     --------    --------   --------   --------
Income from continuing operations         246           5         19        270
Income tax benefit from
  discontinued operations                  38          --         --         38
Extraordinary charge - net of
  income taxes of $94                    (140)         --         --       (140)
                                     --------    --------   --------   --------
  Net income                         $    144    $      5   $     19   $    168
                                     ========    ========   ========   ========
Capital expenditures                 $    353    $     --   $    126   $    479
                                     ========    ========   ========   ========

(a) See Note 19 for information related to a change in presentation of certain marketing and trading revenues and purchased power and fuel costs to a net basis.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  DERIVATIVE INSTRUMENTS

     We are exposed to the impact of market fluctuations in the price and transportation costs of electricity, natural gas, coal and emissions allowances. We employ established procedures to manage risks associated with these market fluctuations by utilizing various commodity derivatives, including exchange-traded futures and options and over-the-counter forwards, options, and swaps. As part of our overall risk management program, we enter into derivative transactions to hedge purchases and sales of electricity, fuels, and emissions allowances and credits. The changes in market value of such contracts have a high correlation to price changes in the hedged commodity. In addition, subject to specified risk parameters established by the Board of Directors and monitored by the Energy Risk Management Committee, we engage in trading activities intended to profit from market price movements.

     We are exposed to losses in the event of nonperformance or nonpayment by counterparties. We have risk management and trading contracts with many counterparties, including one counterparty for which a worst case exposure represents approximately 50% of our $267 million of risk management and trading assets as of December 31, 2001. We use a risk management process to assess and monitor the financial exposure of this and all other counterparties. Despite the fact that the great majority of trading counterparties are rated as investment grade by the credit rating agencies, including the counterparty noted above, there is still a possibility that one or more of these companies could default, resulting in a material impact on consolidated earnings for a given period. Counterparties in the portfolio consist principally of major energy companies, municipalities, and local distribution companies. We maintain credit policies that we believe minimize overall credit risk to within acceptable limits. Determination of the credit quality of our counterparties is based upon a number of factors, including credit ratings and our evaluation of their financial condition. In many contracts, we employ collateral requirements and standardized agreements that allow for the netting of positive and negative exposures associated with a single counterparty. Credit reserves are established representing our estimated credit losses on our overall exposure to counterparties. See Note 1 for a discussion of our credit reserve policy.

     Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities on the balance sheets and measure those instruments at fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether or not the derivative meets specific hedge accounting criteria. Hedge effectiveness is measured based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in the fair value resulting from ineffectiveness is recognized immediately in net income. This new standard may result in additional volatility in our net income and comprehensive income.

     As a result of adopting SFAS No. 133, we recognized $118 million of derivative assets and $16 million of derivative liabilities in our consolidated balance sheets as of January 1, 2001. Also as of January 1, 2001, we recorded a $3 million after-tax loss in net income and a $64 million after-tax gain in equity (as a component of other comprehensive income), both as a cumulative effect of a change in accounting principle. The gain resulted from unrealized gains on cash flow hedges.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In June 2001, the FASB issued new guidance related to electricity contracts. The effective date of this new guidance was July 1, 2001. As of July 1, 2001, we recorded an additional $12 million after-tax loss in net income and an additional $8 million after-tax gain in equity (as a component of other comprehensive income), as a result of adopting the new guidance related to electricity contracts. The loss resulted primarily from electricity options contracts. The gain resulted from unrealized gains on cash flow hedges. The impact of the new guidance is reflected in net income and other comprehensive income as a cumulative effect of change in accounting principle.

     In December 2001, the FASB issued revised guidance on the accounting for electricity contracts with option characteristics and the accounting for contracts that combine a forward contract and a purchased option contract. The effective date for the revised guidance is April 1, 2002. We are currently evaluating the new guidance to determine what impact, if any, it will have on our financial statements.

     The change in derivative fair value included in the consolidated statements of income for the year ending December 31, 2001 is comprised of the following (dollars in thousands):

                                                        December 31,
                                                           2001
                                                         ---------
Ineffective portion of derivatives
  qualifying for hedge accounting (a)                    $  (8,371)

Discontinuance of cash flow hedges for
  forecasted transactions that will not occur               (9,525)

Reclassification of mark-to-market losses to realized       25,948
                                                         ---------
Total                                                    $   8,052
                                                         =========

(a) Time value component of options excluded from assessment of hedge effectiveness.

     As of December 31, 2001, the maximum length of time over which we are hedging our exposure to the variability in future cash flows for forecasted transactions is thirty-six months. During the twelve months ended December 31, 2002, we estimate that a net loss of $23 million before income taxes will be reclassified from accumulated other comprehensive loss as an offset to the effect on earnings of market price changes for the related hedged transaction.

     The following table summarizes our assets and liabilities from risk management and trading activities related to trading and system (retail and traditional wholesale activities) as of December 31, 2001 and 2000 (dollars in thousands):

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
                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


December 31, 2001

                    Current                  Current       Other      Net Asset/
                    Assets    Investments  Liabilities  Liabilities  (Liability)
                   ---------  -----------  -----------  -----------  -----------
Mark-to-market:
  Trading          $  56,876   $ 148,457    $ (14,154)   $ (53,253)   $ 137,926
  System              10,097          --      (21,840)     (95,159)    (106,902)

Trading - at cost         --      51,894           --      (59,164)      (7,270)
                   ---------   ---------    ---------    ---------    ---------
Total              $  66,973   $ 200,351    $ (35,994)   $(207,576)   $  23,754
                   =========   =========    =========    =========    =========

December 31, 2000

                    Current                  Current       Other      Net Asset/
                    Assets    Investments  Liabilities  Liabilities  (Liability)
                   ---------  -----------  -----------  -----------  -----------
Trading - mark-
  to-market        $  17,506   $  32,955    $ (37,179)   $    (877)   $  12,405
Trading - at cost         --          --           --      (13,834)     (13,834)
                   ---------   ---------    ---------    ---------    ---------
Total              $  17,506   $  32,955    $ (37,179)   $ (14,711)   $  (1,429)
                   =========   =========    =========    =========    =========

     Net gains and losses on instruments utilized for trading activities are recognized in marketing and trading revenues on a current basis (the mark-to-market method). Trading positions are measured at fair value as of the balance sheet date. The unrealized trading gains recognized in marketing and trading revenues were $127 million for the year ended December 31, 2001 and $14 million for the year ended December 31, 2000.

18.  SUBSEQUENT EVENTS

     On February 8, 2002, Pinnacle West issued $215 million of 4.5% Notes due 2004. On March 1, 2002, APS issued $375 million of 6.50% Notes due 2012. On March 15, 2002, APS announced the redemption on April 15, 2002 of approximately $125 million of its First Mortgage Bonds, 8.75% Series due 2024.

     On March 19, 2002, the State of California filed a complaint with the FERC alleging that wholesale sellers of power and energy, including Pinnacle West, failed to properly file rate information at the FERC in connection with sales to California from 2000 to the present. STATE OF CALIFORNIA V. BRITISH COLUMBIA POWER EXCHANGE ET. AL., Docket No. EL02-71-000. The complaint requests the FERC to require the wholesale sellers to refund any rates that are "found to exceed just and reasonable levels." The complaint indicates that Pinnacle West sold approximately $106 million of power to California Department of Water Resources from January 17, 2001 to October 31, 2001 and does not allege any amount above "just and reasonable levels." We believe that the claims as they relate to Pinnacle West are without merit.

     See Note 3 for information relating to the March 22, 2002 ACC Staff report addressing issues in the generic docket.

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


19.  SUBSEQUENT EVENT - NET REVENUE PRESENTATION CHANGE

     In June 2002, the FASB's EITF issued certain guidance related to energy trading activities in EITF 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." The new guidance, which was effective July 1, 2002, required that all energy trading activities within the scope of EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," be presented on a net basis in revenues and that prior period amounts be restated.

     In October 2002, the EITF reached a consensus that gains and losses on derivative instruments within the scope of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," should be shown net in the income statement if the derivative is held for trading purposes. This decision effectively supersedes the guidance provided at the June meeting. Historically, we have reported our electric revenues and purchased power and fuel costs on a gross basis in our statements of income, with the exception of unrealized gains and losses recorded under the mark-to-market method. When the gain or loss was realized, the gross amount was recorded as revenue and purchased power and fuel costs in the consolidated statements of income. Throughout this document, we have made the reclassification change to net revenues and purchased power and fuel costs related to our energy trading activities. This change has no impact on our gross margin, net income or cash provided by operating activities. The following table shows the impact of the change on our marketing and trading segment revenues and purchased power and fuel costs:

                                                         Year ended December 31,
                                                          (dollars in thousands)
                                                   ------------------------------------
                                                      2001         2000         1999
                                                   ----------   ----------   ----------
Revenues before reclassification                   $1,820,376   $  993,058   $  378,076

Less: Purchased power and fuel costs netted with
  revenues                                          1,169,146      574,526      223,951
                                                   ----------   ----------   ----------
Revenues after reclassification                    $  651,230   $  418,532   $  154,125
                                                   ==========   ==========   ==========

Purchased power and fuel before reclassification   $1,503,355   $  867,195   $  360,472

Less: Purchased power and fuel costs netted with
  revenues                                          1,169,146      574,526      223,951
                                                   ----------   ----------   ----------
Purchased power and fuel after reclassification    $  334,209   $  292,669   $  136,521
                                                   ==========   ==========   ==========

     In the October 2002 meeting, the EITF also rescinded EITF 98-10. This guidance is effective immediately for all new contracts and on January 1, 2003 for existing contracts. As such, energy trading contracts will be accounted for on an accrual basis with the associated revenues and costs recorded at the time the contracted commodities are delivered or received, unless the contracts are required to be marked to market as derivatives under SFAS No. 133 or if allowed by other guidance. For existing contracts, we will record a cumulative effect adjustment in net income for the previously recorded accumulated unrealized

                        PINNACLE WEST CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


mark-to-market on energy trading contracts that do not meet the definition of a derivative under SFAS No. 133. We are currently evaluating the impact of this guidance on our consolidated financial statements.

     In addition, we have presented in our consolidated income statements our operating revenues and purchased power and fuel separately for our electric retail and marketing and trading segments. We also have presented our other income and expense items on a gross basis in our consolidated income statements.

                        PINNACLE WEST CAPITAL CORPORATION
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

          Column A              Column B            Column C           Column D       Column E
                                                   Additions
                                             ----------------------
                                Balance at   Charged to    Charged                    Balance
                                beginning     cost and     to other                  at end of
         Description            of period     expenses     accounts    Deductions      Period
         -----------            ---------    ---------     --------    ----------     --------
                                             (dollars in thousands)
                                 YEAR ENDED DECEMBER 31, 2001
Real Estate Valuation Reserves   $  2,000     $     --     $     --     $     --(a)   $  2,000

                                 YEAR ENDED DECEMBER 31, 2000
Real Estate Valuation Reserves   $  8,000     $     --     $     --     $  6,000(a)   $  2,000

                                 YEAR ENDED DECEMBER 31, 1999
Real Estate Valuation Reserves   $ 15,000     $     --     $     --     $  7,000(a)   $  8,000

                                 YEAR ENDED DECEMBER 31, 2001
Reserve for uncollectibles       $  2,580     $  7,609     $     --     $  6,640      $  3,549

                                 YEAR ENDED DECEMBER 31, 2000
Reserve for uncollectibles       $  1,538     $  5,638     $     --     $  4,596      $  2,580

                                 YEAR ENDED DECEMBER 31, 1999
Reserve for uncollectibles       $  1,725     $  4,778     $     --     $  4,965      $  1,538

(a)  Represents pro-rata allocations for sale of land.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits.

          Exhibit No.         Description
          -----------         -----------

             23.1             Consent of Deloitte & Touche LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PINNACLE WEST CAPITAL CORPORATION
                                        (Registrant)


Dated: November 25, 2002                By: Barbara M. Gomez
                                            ------------------------------------
                                            Barbara M. Gomez
                                            Treasurer